UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  CENTREX, INC.
              (Exact name of small business issuer in its charter)

        Oklahoma                                                73-1554121
        --------                                                ----------
(State of incorporation)       (Primary SIC Code)         (IRS Employer ID No.)

                            9202 South Toledo Avenue
                              Tulsa, Oklahoma 74137
                                 (918) 494-2880
              (Address of Principal Executive Offices and Zip Code)

                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463
            (Name, address and telephone number of agent for service)

                                  With Copy To:
                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay this effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



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



                         Calculation of Registration Fee

                                                                                  Proposed      Proposed
                                                                                  Maximum       Maximum
                                                               Amount to be       Offering     Aggregate     Amount of
                                                              Registered (1)      Price per     Offering    Registration
Title of Securities to be Registered                                                Share        Price        Fee (6)
--------------------------------------------------------- ----------------------- ----------- ------------- -------------

Common Stock, $0.001 par value..........................      10,093,000 (2)      $0.35 (4)     $3,532,550       $324.99
Common Stock, $0.001 par value, issuable upon exercise
of options or warrants..................................      4,598,000 (3)       $0.47 (5)     $2,161,060       $198.82
                                                          -----------------------                           -------------
                                                              14,691,000                                         $523.81
                                                          -----------------------                           -------------



(1) Pursuant to Rule 416, this registration statement also covers such additional shares of common stock as may be issued by reason of stock splits, stock dividends or similar transactions.
(2) Represents shares of common stock being offered for sale by selling security holders. These shares were acquired in transactions exempt from registration. See "Selling Security Holders".
(3) Represents shares of common stock to be issued upon exercise of options or warrants by selling security holders. See"Selling Security Holders."
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the OTC Bulletin Board on November 26, 2002.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based upon the price at which the options or warrants may be exercised, the offering price of the securities of the same class included in the registration statement, or the price of the securities of the same class, as determined in accordance with Rule 456(c), whichever is the highest.
(6) Fees are calculated by multiplying the aggregate offering price by .000092 pursuant to Section 6(b) of the Securities Act.




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


CROSS-REFERENCE  SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF
INFORMATION REQUIRED BY ITEMS OF FORM SB-2


                                                                                                       Prospectus
                           Form SB-2 Item                          Location in Prospectus              Page No.
------------- ------------------------------------------- ------------------------------------------ --------------

Item 1.       Front of Statement and Outside Cover of     Prospectus...............................        5
              Prospectus

Item 2.       Inside Front and Outside Back Cover Pages   Outside Back Cover of Prospectus.........
                       of Prospectus

Item 3.       Summary Information and                     Prospectus Summary.......................        7
              Risk Factors                                Risk Factors.............................        7

Item 4.       Use of Proceeds                             Use of Proceeds..........................       13

Item 5.       Determination of Offering Price             Determination of Offering Price..........       13

Item 6.       Dilution                                    Not Applicable

Item 7.       Selling Security Holders                    Selling Security Holders.................       14

Item 8.       Plan of Distribution                        Plan of Distribution.....................       14

Item 9.       Legal Proceedings                           Legal Matters............................       15

Item 10.      Directors,  Executive Officers,  Promoters  Directors, Executive Officers, Promoters
                       and Control Persons                and Control Persons......................       15

Item 11.      Security Ownership of Certain Beneficial    Security Ownership of Certain Beneficial
              Owners and Management                       Owners and Management....................       16

Item 12.      Description of Securities                   Description of Securities................       16

Item 13.      Interest of Named Experts and Counsel       Interest of Named Experts and Counsel....       17

Item 14.      Disclosure of Commission Position of        Indemnification of Officers, Directors
              Indemnification for Securities Act          and Controlling Persons..................       17
              Liabilities

Item 15.      Organization Within Last Five Years         Description of Business..................       17

Item 16.      Description of Business                     Description of Business..................       17

Item 17.      Management's Discussion and Analysis or     Plan of Operation........................       21
              Plan of Operation

Item 18.      Description of Property                     None

Item 19.      Certain Relationships and Related           Certain Relationships and Related
              Transactions                                Transactions.............................       21




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

CROSS-REFERENCE  SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF
INFORMATION REQUIRED BY ITEMS OF FORM SB-2


                                                                                                      Prospectus
                           Form SB-2 Item                          Location in Prospectus              Page No.
------------ ------------------------------------------- ------------------------------------------- --------------

Item 20.     Market for Common Equity and Related        Market for Common Equity and Related             22
             Stockholder Matters                         Stockholder Matters.......................

Item 21.     Executive Compensation                      Executive Compensation....................       22

Item 22.     Financial Statements                        Index to Financial Statements.............       22

Item 23.     Changes In and Disagreements With           None
             Accountants on Accounting and Financial
             Disclosure




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


         The information in this prospectus is not complete and may be changed. The Company and the Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale or offer is not permitted.

                                   PROSPECTUS

                                  CENTREX, INC.

                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 481-0167

                                  THE OFFERING


         This prospectus covers the offering and sale of up to 10,093,000 shares of common stock by the Selling Security Holders and up to 4,598,000 additional shares of common stock that are issuable upon the exercise of options and warrants by certain Selling Security Holders.

         The Selling Security Holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of common stock by the Selling Security Holders, however, if the Selling Security Holders exercise their options or warrants, we will receive proceeds ranging from $1,474,434 to $2,021,875 from such exercise. See "SELLING SECURITY HOLDERS."

         Our common stock is quoted over-the-counter under the symbol "CNEX". On November 26, 2002, the average of the high and low prices of the common stock was $0.35 per share.

         THIS INVESTMENT involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is November 27, 2002


         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The Selling Security Holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.



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


The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................7
RISK FACTORS..............................................................7
USE OF PROCEEDS..........................................................13
DETERMINATION OF OFFERING PRICE..........................................13
SELLING SECURITY HOLDERS.................................................14
PLAN OF DISTRIBUTION.....................................................15
LEGAL PROCEEDINGS........................................................15
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.............16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........16
DESCRIPTION OF SECURITIES................................................17
INTEREST OF NAMED EXPERTS AND COUNSEL....................................17
DESCRIPTION OF BUSINESS..................................................18
PLAN OF OPERATION........................................................21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................21
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................22
EXECUTIVE COMPENSATION...................................................22
FINANCIAL STATEMENTS.....................................................22
AVAILABLE INFORMATION....................................................23
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................23
LEGAL MATTERS............................................................23
EXPERTS..................................................................23





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





                               PROSPECTUS SUMMARY

         Centrex is a development-stage company that owns an exclusive worldwide license to Single Molecule Detection, a technology that was developed at Los Alamos National Laboratory. The technology can detect bacteria or viruses by matching the DNA of the organism. The Company entered into a research agreement with the University of California (the "University") in early 1999 to develop a prototype system to detect the deadly form of E.coli bacteria. The University's research and development activities are conducted at Los Alamos National Laboratory ("Los Alamos" or "LANL"). As a result of the biological attacks that occurred shortly after September 11, 2001, the Company requested a proposal from Los Alamos to re-purpose the technology to detect viral and bacterial agents. The organisms being considered for detection by the proposed device include all those named in the validated threat list published by the Defense Intelligence Agency, in addition to several other potential biowarfare agents. The revised development agreement with the University and Los Alamos was signed by the Company on November 13, 2002. The Company paid $142,280 in connection with the revised agreement and is obligated to pay $35,570 per month thereafter for fifteen months. There is no assurance that the Company will have sufficient funds for the monthly obligation.

         We plan to develop, manufacture and market fully-integrated systems based upon the single molecule detection technology. Our planned product is designed to be an easy-to-use system to analyze complex biological samples in disposable cartridges and to rapidly and automatically perform the steps associated with sophisticated molecular biological procedures. We are focusing our efforts on those applications where rapid DNA testing is particularly important, such as biothreat detection, food processing, and water supply markets. If the single molecule detection technology is commercialized, we believe that potential customers for our proposed device include commercial air carriers, the United States Postal Service, Federal office buildings, commercial office buildings, military, state and local government buildings, sports arenas, and shipping terminals, food processors and water treatment systems.


                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below and all the other information contained in this prospectus before deciding to invest in shares of our common stock. The trading price of our common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose all or part of the money you paid to buy our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR TECHNOLOGY

If We Do Not Obtain The Necessary Funds To Pay The Monthly Obligation Pursuant To The Revised Development Agreement, Los Alamos May Not Complete The Development Of The Prototype. This Could Have A Material Adverse Effect On Our Future Prospects
         The revised development agreement, whereby Los Alamos has agreed to make a prototype of our planned product, requires that the Company pay them $35,570 per month for fifteen months. The Company presently does not have the funds necessary to fund the monthly obligation. If the Company is not successful in raising the capital necessary to fund the monthly obligation, then Los Alamos may not complete the development of a prototype of our product, which could have a material adverse effect on the Company's future prospects.




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


Unforseen Development Issues Could Give Competitors The Time To Develop Technology Similar To Ours And To Introduce A Competing Product Before Our Product Can Be Commercialized. This Could Harm Our Future Prospects.
     According to the revised development proposal, the estimated development time for the prototype of our planned product is 18-24 months. Any significant delay in funding the development agreement or any unforeseen development issues could give competitors the time to develop technology similar to ours and to introduce a competing product before our planned product is commercialized. This could harm our future prospects.

There Is No Guarantee That The Single Molecule Detection Technology Will Work Or Be Commercially Viable.
     Our proposed product requires further research, development, laboratory testing, demonstration of commercial scale manufacturing, and possibly regulatory approval before the proposed product can be proven to be commercially viable. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential product may be ineffective, or unsafe, or difficult or uneconomical to manufacture on a large scale, fail to achieve market acceptance or are precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, testing, and/or regulatory approval process (if required) will be completed. Our product development efforts may be unsuccessful. The failure of our research and development activities to result in a commercially viable product would materially adversely affect our future prospects.

If A U.S. Patent for the Single Molecule Detection Technology Is Not Issued, Competitors Will Be Able To Copy and Sell Products Similar To Ours Without Paying A Royalty. This Could Have A Materially Negative Effect On Our Ability to Compete.
         The single molecule detection method is owned by the University of California. On December 3, 1999 they filed a U.S. patent application covering the technology. The Company has learned that the University received an initial ruling by the U.S. Patent & Trademark Office rejecting the claims in the patent application, however, the University informed us verbally that they filed an appeal. The appeals process is lengthy and there is no assurance that the appeal will be successful or that a U.S. patent will be issued. The University of California has also filed patent applications in Canada, Europe, and Japan. No patents have been issued and there is no assurance that any will be issued. If a U.S. patent is not issued, then we have no protection for the technology for our primary geographic market. If our planned product is commercialized, the lack of U.S. or foreign patent protection could allow competitors to copy and sell products similar to ours without paying a royalty. This could negatively affect our ability to compete.

The Single Molecule Detection Method Is Licensed To Us by A Third Party. If We Are Unable To Continue To License This Technology, Our Future Prospects Could Be Harmed.
     We license the single molecule detection method from the University of California. To maintain our license with them, we must pay them $5,000 each year the license is in effect and pay 3.5% royalties on product sales and 50% of payments received from sublicensees. Our failure to fulfill any term of the license agreement is grounds for the University to terminate the license. The technology we license from them would be difficult to replace. The loss of the technology license would result in delays in the availability of our planned products until equivalent technology, if available, is identified, licensed and integrated. This could harm our future prospects.

Because We Rely On Third Parties for Research and Development Activities Necessary to Commercialize Our Product, We Have Less Direct Control Over Those Activities. This Could Have A Materially Adverse Effect On Our Future Prospects.
         We do not maintain our own laboratory and we do not employ our own researchers. We have contracted with third parties in the past to conduct research and development activities and we expect to continue to do so in the future. Because we rely on third parties for our research and development activities, we have less direct control over those activities and can not assure you that the research will be done properly or in a timely manner, or that the results will be reproducible. Our inability to conduct research and development may delay or impair our ability to commercialize the technology. The cost and time to establish or locate an alternative research and development facility to develop our technology could have a materially adverse effect on our future prospects.

If We Are Unable to Adequately Protect or Enforce Our Rights to Intellectual Property, We May Lose Valuable Rights, Experience Reduced Market Share, If Any, or Incur Costly Litigation to Protect Such Rights.
         We generally require our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with us. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantial equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as U.S. law. We may be unable to meaningfully protect our rights in trade secrets, technical know-how and other non-patented technology.

         We may have to resort to litigation to protect our rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending our rights is expensive in terms of dollars and management time and such efforts may not prove successful. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part, and this could diminish or extinguish protection for the technology we license. Any failure to enforce or protect our rights could cause us to lose the ability to exclude others from using our technology to develop or sell competing products.

We May Be Sued By Third Parties Who Claim That Our Product Infringes On Their Intellectual Property Rights. Defending An Infringement Lawsuit Is Costly and We May Not Have Adequate Resources to Defend. Any Settlement or Judgment Against Us Could Harm Our Future Prospects.
         We may be exposed to future litigation by third parties based on claims that our technology, product or activity infringes on the intellectual property rights of others or that we have misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. Our license agreement with the University of California requires that we pay the costs associated with initiating an infringement claim and defending counterclaims by the infringer. In addition, intellectual property litigation or claims could force us to do one or more of the following:

- cease selling, incorporating or using any of our technology and/or products that incorporate the challenged intellectual property, which could adversely affect our revenue;
- obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or
-    redesign our products, which would be costly and time consuming.

The U.S. Government Retains Certain Rights To The Detection Technology, Which If Exercised, Could Limit Our Ability To Compete
     Technologies developed with funds provided by the United States government have restrictions regarding where they may be sold and have limits on exclusivity. The technology may only be allowed to be sold or manufactured within the United States. In addition, under Section 23 of the United States Code, the U.S. government has the right to use technologies that it has funded regardless of whether the technology has been licensed to a third party.

         The U.S. Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced through the world, for or on behalf of the U.S. Government, inventions covered by the University's patent rights, and has certain other rights under 35 U.S.C. 200-212. The U.S. Department of Energy has the right to require us to grant a nonexclusive, partially exclusive or exclusive license under the patent rights in any field of use to a responsible applicant or applicants. Such regulations may limit the value of the technology to us and may reduce our ability to compete.

RISKS RELATED TO OUR BUSINESS

Because We Have No Products for Sale, We Do Not Generate Revenue And Do Not Have Other Resources To Fund Operations; These Conditions Raise Substantial Doubt About Our Ability To Continue As A Going Concern
         Because the Company's planned product is in the development stage, the Company has no revenue, earnings or cash flow to be self-sustaining. The Company does not anticipate product sales until such time as the technology is commercialized, which could take several years. The Company's independent accountants have stated in their opinion to the audited financial statements for the period ended December 31, 2001 that "the Company is a development stage company with insufficient revenues to fund development and operating expenses. The Company also has insufficient cash to fund obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern." Our failure to obtain the funding necessary to commercialize our planned product will have a material adverse effect on our business, financial condition, and on the price of our common stock.

We Require Substantial Additional Capital To Commercialize Our Technology. We May Have Difficulty Raising Capital When We Need It, Or At All. Raising Such Capital May Dilute Stockholder Value
         Our business currently does not generate any sales from our proposed product and we do not anticipate product sales until such time as the technology is commercialized, which could take several years. The Company must complete additional financing initiatives in early 2003 to generate the liquidity necessary to continue its operations. The Company must engage a private engineering firm to design, build and test a commerical version of the prototype and to determine whether our planned product can be manufactured in a commercially viable way.

         The Company estimates that it will require between $10,000,000 to $20,000,000 in additional capital over the next three years to commercialize its technology. Due to the current economic conditions, the Company may not be able to secure additional financing on terms it deems acceptable. If the Company obtains additional funds by selling any of its equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience substantial dilution, or the equity securities may have rights, preferences or privileges senior to the common stock. If adequate funds are not available to the Company on satisfactory terms, the Company may be required to limit or cease its activities, or otherwise modify its business strategy, which could materially harm its future business prospects.

We Have A History Of Losses And Expect Future Losses
         We have had annual losses since our inception in October 1998. We expect to continue to incur losses until we finish the development of our products, obtain government approval, if required, for our products, and sell enough products at prices high enough to generate a profit. There is no assurance that we will be able to develop a commercially viable product, to generate revenue, or to achieve or maintain profitable operations.

Our Limited Operating History Makes Evaluating Our Stock More Difficult
         You can only evaluate our business based on a limited operating history. Since inception, we have engaged primarily in research and development, technology licensing, seeking grants, and raising capital. This limited history may not be adequate to enable you to fully assess our ability to develop our technologies and proposed products and to achieve market acceptance of our proposed products and to respond to competition.

We Have No Experience in Product Manufacturing. We May Not Be Able To Manufacture Our Planned Product In Sufficient Quantities At An Acceptable Cost, Or At All, Which Could Harm Our Future Prospects.
         We remain in the research and development phase of product commercialization. Accordingly, if our planned product becomes available for commercial sale, we will need to establish the capability to manufacture it. We have no experience in establishing, supervising or conducting commercial manufacturing. If we fail to adequately establish, supervise and conduct all aspects of the manufacturing process, we may not be able to commercialize our product. We do not presently own any manufacturing facilities. We may not be able to manufacture our planned product in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect our future prospects.

         We presently plan to rely on third party contractors to manufacture our planned product. This may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our planned product. Furthermore, these contractors, whether foreign or domestic, may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may delay or prevent production.

We Have No Experience in Product Marketing, Sales or Distribution. We May Not Be Able To Market And Distribute Our Planned Product, Which Could Harm Our Future Prospects.
         We have no experience in marketing or distributing our planned product. We have not yet established marketing, sales or distribution capabilities for our planned product. Until such time as our product is further along in its development, we do not plan to devote any meaningful time or resources to establishing such capabilities. At the appropriate time, we intend to enter into agreements with third parties to market, sell and distribute our product. However, we may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

         If we do not enter into relationships with third parties to market, sell and distribute our planned product, we will need to develop our own such capabilities. We have no experience in developing, training or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expenses in developing, training and managing such an organization. We may not be able to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

         We may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us. They may fail to adequately market our products. They may cease operations with little or no notice to us or they may offer, design, manufacture or promote competing products.

The Loss Of Our Key Personnel Could Harm Our Business.
         As of September 30, 2002, the Company owed its officer and employees approximately $700,000 pursuant to employment agreements. The Company has breached the material terms of the agreements and there is no assurance that the officer and employees subject to such agreements will continue to serve the Company without being paid. The loss of their services could have a material adverse effect on our operations, as hiring replacements would most likely involve the payment of salaries, for which we do not currently have the financial resources. Our inability to hire suitable replacements could have a material adverse effect on our ability to continue operating.

The Stock Ownership Of Our Officer And Beneficial Owners May Allow Them To Exercise Substantial Influence Over Our Business And The Election Of Directors
         Our officer and beneficial owners, as a group, will own about 26% of our issued and outstanding common stock after this offering. As a result, they exercise substantial influence over our business, the election of members to the Board of Directors and other matters that require shareholder approval.

Because Our Management And Employees Have Limited Experience In Our Industry and Do Not Work For Us Full-Time, Our Business Could Take Longer To Develop.
         The Company presently employs one officer and four administrative personnel, each of whom has had limited experience in the biotechnology industry. In addition, these individuals do not work for us on a full-time basis. As a result, our business could take longer to develop. Our officer and director, Dr. Thomas Coughlin, expects to devote about 30 hours per week to our business activities.

We Are The Plaintiffs In A Lawsuit With Our Former Counsel. The Cost Of This Litigation, Including The Diversion Of Management's Time, Could Have A Material Adverse Effect On Our Business.
         The Company is a plaintiff in a lawsuit filed in the district court of Tulsa County on January 24, 2002 against Frederick Slicker, the Company's former corporate counsel. Slicker then filed a countersuit against the Company and others that have indemnification agreements with the Company. See "LEGAL PROCEEDINGS". Although the Company believes that the counterclaims of Slicker have no merit, and that the ultimate resolution of these disputes will not have a material adverse impact on its financial position, results of operations, or cash flows, the cost of this litigation, including the diversion of time and resources, as well as any adverse trial or jury verdicts could result in a material loss to the Company. The costs and other effects of this litigation, including claims, settlements, judgments, and changes in those matters, could have a material adverse effect on the Company's business, financial condition and operating results. At this time, the Company is unable to predict the outcome of the present litigation and cannot reasonably estimate a range of possible loss given the current status of the case.

RISKS RELATED TO OUR INDUSTRY

The Market for Our Planned Product is Rapidly Changing and Competitive. New Products May Be Developed By Others Which Could Impair Our Ability To Develop, Grow Or Maintain Our Business and Be Competitive.
         Our industry is subject to rapid and substantial technological change. Developments by others may render our technology and planned product noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Competition from other biotechnology companies, universities, government research organizations and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities could represent significant competition for us. Acquisitions of, or investments in, competing biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing and other resources.

         We are a development-stage enterprise and as such our resources are limited and we may experience technical challenges inherent in developing our technology. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Our competitors may use different methods to detect biological pathogens in a manner that is more effective and less costly than our planned product and, therefore, present a serious competitive threat to us.

Our Planned Product, If Successfully Commercialized, Could Be Exposed To Significant Product Liability Claims Which Could Be Time Consuming And Costly To Defend, Divert Management Attention and Adversely Impact Our Ability To Obtain and Maintain Insurance Coverage, Which Could Jeopardize Our License.
         The testing, manufacture, marketing and sale of our planned product will involve an inherent risk that product liability claims will be asserted against us. We currently have a general liability policy with an annual aggregate limit of $2 million with a $1 million limit per occurrence. We currently do not have insurance which relates to product liability, but intend to seek and obtain insurance to cover product liability before sales of our planned product commence. Even if we obtain such insurance, it may prove inadequate to cover claims and/or litigation costs. The costs and availability of such insurance are unknown. Product liability claims or other claims related to our planned product, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our planned product. Failure to obtain or maintain a minimum of $1 million of product liability insurance immediately prior to the first sale of our planned product or at any time thereafter will be considered a material breach of our license agreement with the University of California which could lead to termination of the license. A product liability claim could also significantly harm our reputation and delay market acceptance of our planned product.

RISKS RELATED TO THIS OFFERING

Our Stock Price Is Volatile And Your Investment In Our Securities Could Decline In Value, Resulting In Substantial Losses To You
     The market price of our common stock, which is quoted over the counter, has been, and may continue to be, highly volatile. Our common stock has only been trading since December 23, 2001 and has experienced extreme fluctuations in price. The high and low range of closing prices of our common stock since December 23, 2001 was $1.75 per share to $0.20 per share. Factors such as announcements of product development progress, financings, technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the biotech industry may have a significant impact on the market price of our common stock. In general, biotechnology stocks tend to be volatile even during periods of relative market stability because of the high rates of failure and substantial funding requirements associated with biotechnology companies. Market conditions and conditions of the biotechnology sector could also negatively impact the price of our common stock.

Your Ownership Interest And The Value Of The Shares Of Our Common Stock May Be Diluted By The Exercise Of Stock Options And Warrants We Have Granted Or May Grant In The Future.
         As of the date of this Prospectus, we had outstanding options to purchase up to 1,975,000 shares of common stock at exercise prices ranging from $0.001 to $0.60 per share and outstanding warrants to purchase up to 3,223,000 shares of common stock at exercise prices ranging from $0.42 to $0.50 per share. Of the options and warrants outstanding, 1,375,000 options exercisable at prices ranging from $0.001 to $0.60 per share and all 3,223,000 warrants exercisable at prices ranging from $0.42 to $0.50 per share are being offered by Selling Security Holders. We also have a non-qualified stock option plan under which its employees, officers, directors and consultants may be granted options. We have reserved 5,000,000 shares pursuant to the Plan, none of which were granted as of the date of this Prospectus. To the extent outstanding warrants and options to purchase our common stock are exercised, your ownership interest will be diluted. If the warrants and options are exercised and sold into the market, they could cause the market price of our common stock to decline.

We Do Not Expect To Pay Dividends
         We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

Certain Selling Security Holders May Engage in Hedging Transactions Related To Our Common Stock. If This Occurs, The Market Price Of Our Common Stock May Decline.
         Certain selling security holders may engage in hedging transactions where they "short sell" against their position in restricted securities. Short selling is a practice in which an investor borrows shares from a stockholder to sell in the trading market, with an obligation to deliver the same number of shares back to the lending stockholder at a future date. Short sellers make a profit if the price of our common stock declines, allowing the short sellers to sell the borrowed shares at a higher price than they have to pay for shares delivered to the lending stockholder. Short selling increases the number of shares of our common stock available for sale in the trading market, putting downward pressure on the market price of our common stock. Certain selling shareholders have indicated their intention to engage in hedging transactions. If this occurs, the market price of our common stock may decline.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the Selling Security Holders. If the Selling Security Holders exercise their options and warrants, however, we may receive up to $2,021,875 of proceeds, which we intend to use for research and development and for general operating expenses. The proceeds from the exercise of options and warrants may be reduced to $1,474,434 if certain selling shareholders exercise in a cashless transaction. The cashless exercise provision applies only if the underlying shares are not included in an effective registration statement within 120 days of filing of this SB-2 Registration Statement.


                         DETERMINATION OF OFFERING PRICE

         The Selling Security Holders may sell their shares from time to time at prevailing market prices. The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457(c) and/or (g) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the high and low prices of our common stock on November 26, 2002 as reflected in the over-the-counter (OTC) marketplace, which was $0.35 per share.



                            SELLING SECURITY HOLDERS

         The shares being offered by the Selling Security Holder's were acquired by them in private sales transactions exempt from registration. The following table and discussion sets forth certain information with respect to the selling security holders.



                                                                        Shares of
                                                           Shares of      Common                     Shares of
                                                            Common        Stock                       Common        Percent
                                                             Stock       Issuable                      Stock           of
                                          Relationship       Owned         Upon                        Owned         Shares
                                          with Company      Before       Exercise      Number of       After          Owned
                                           during past       this       Of Options      Shares         this           After
Selling Security Holder                    three years     Offering    or Warrants    Offered (1)    Offering(1)    Offering
---------------------------------------- ---------------- ------------ ------------- -------------- --------------- -------------

Alpha Capital Aktiengesellschaft              None         1,875,000     937,500       2,812,500         0              0
Madison & Wall Worldwide, Inc. (2)         Consultant      2,500,000        0          2,500,000         0              0
Andreas Cyppek..................           Consultant      2,325,000        0          2,300,000      25,000            *
International Media Solutions              Consultant          0        1,000,000      1,000,000         0              0
Yale Trading Company............              None          500,000      500,000       1,000,000         0              0
John K. Green...................              None          400,000      400,000        800,000          0              0
Noble Securities Holding, Ltd...              None         1,092,285     148,000        796,000       444,285         2.03%
Dean Guise......................           Consultant      1,098,120        0           500,000       598,120         2.74%
William G. Morgan...............              None          200,000      200,000        400,000          0              0
Clarence E. Williams............              None          200,000      200,000        400,000          0              0
Charles L. Wickham, Jr..........              None          200,000      200,000        400,000          0              0
Ernest Pellegrino                          Consultant       106,250      239,000        345,250          0              0


Crescent Fund, Inc..............           Consultant       300,000         0           300,000          0              0
Sterling International..........           Consultant       70,000       125,000        195,000          0              0
Roger Zierenberg & Katherine
    Zierenberg Trustees of the Roger
    Zierenberg & Katherine Zierenberg
    Family Trust................
                                              None          80,000        80,000        160,000          0              0
First Montauk Financial                    Consultant       37,500       109,375        146,875          0              0
Joe S. McEuen...................           Consultant          0         125,000        125,000          0              0
Roy A. Nuttall..................           Consultant          0         125,000        125,000          0              0
R. Mitchell Wickham.............              None          50,000        50,000        100,000          0              0
Ida R. Wickham..................              None          50,000        50,000        100,000          0              0
Maxim Povolotsky                           Consultant          0          68,313        68,313           0              0
Integrated Strategies, LLC......           Consultant       50,000          0           50,000           0              0
Roger H. Zierenberg, Sr. Trustee of
    the Zierenberg Family Trust Dtd
    4/4/94......................              None          20,000        20,000        40,000           0              0
Angela Metelitsa                           Consultant        6,250        20,812        27,062           0              0
                                                                       ------------- --------------
                                                                        4,598,000     14,691,000
                                                                       ------------- --------------



(1) Assumes all common shares offered are sold pursuant to this offering. Selling shareholder, however, may choose to sell only a portion or none of his shares of common stock. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock.

(2) Madison & Wall Worldwide, Inc. was issued 500,000 shares of Common stock upon execution of the Investor Relations Service Agreement. The Agreement further calls for four future installment payments of 500,000 shares each.

 *       Less than 1% of the Company's outstanding common stock.

                              PLAN OF DISTRIBUTION

         We are registering securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Our estimate of such costs, expenses and fees is $5,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the Selling Security Holders.

         The Selling Security Holders may sell up to 14,691,000 shares of common stock from time to time, of which 4,598,000 shares of common stock are to be issued upon the exercise of options and warrants. Each Selling Security Holder may sell his or her shares in market transactions on the OTC Bulletin Board, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each Selling Security Holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

         The decision to sell any securities is within the discretion of the Selling Security Holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he determines.

         Each Selling Security Holder may sell the shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the Selling Security Holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the Selling Security Holders for the sale of any of their shares.

         Each Selling Security Holder and broker-dealers, if any, acting in connection with sales by the Selling Security Holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         We have advised the Selling Security Holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to his sales in the market. We have furnished the Selling Security Holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.


                                LEGAL PROCEEDINGS

         Centrex is a plaintiff in a lawsuit filed in the district court of Tulsa County on January 24, 2002 against Frederick Slicker, the Company's former corporate counsel. The petition alleges that Slicker took various actions which were against the interests of the plaintiff, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs which constitutes negligence. The Company seeks compensatory and punitive damages. On March 25, 2002, Slicker filed counterclaims against the Company and others alleging, among other things, breach of contract, conversion and breach of fiduciary duty. Slicker is seeking actual, exemplary and punitive damages in excess of $10,000 each plus cost of litigation. The Company believes that Slicker's counterclaims are frivolous and the Company intends to vigorously defend against such claims. See "RISK FACTORS." Other than the Slicker matter, the Company is not a party to any other litigation and there is no litigation pending or threatened.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Thomas R. Coughlin, Jr., age 53, has been our officer and director since February 1, 2002. He was previously the Company's medical advisor. Prior to joining the Company in January 1999, Dr. Coughlin was a cardiovascular and transplant surgeon for more than 25 years. He holds an undergraduate degree in Chemistry from Seton Hall University (B.S.) and is a graduate of the University of Rochester School of Medicine and Dentistry (M.D.). He did his cardiovascular and transplant surgical training at the University of Illinois and Cook County Hospital in Chicago. Dr. Coughlin was Assistant Professor and Chief of Transplant Surgery at the University of Maryland from 1986 to 1990, starting the heart transplant program and performing the first successful heart transplant at the University Hospital. During that time, he also served as Medical Director of the Maryland Organ Procurement Center. From 1992 to 1995, he was Medical Director of Cardiovascular Surgical Services at Alexandria Hospital in Alexandria, VA, and from 1991 to 1995, he was Assistant Clinical Professor, Thoracic and Cardiovascular Surgery, at George Washington University Medical Center in Washington, D.C. From 1995 to January 1999, Dr. Coughlin practiced cardiovascular surgery in Tulsa, OK and was Assistant Clinical Professor at the University of Oklahoma Medical School.

     Directorships held in reporting companies. Dr. Coughlin is a director of Image Analysis, Inc.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows the persons known by us to be the beneficial owners of more than 5% of the Company's common stock as of November 21, 2002:

                                                                                        Percentage of
                                         Relationship               Common              Outstanding
Name and Address                         To Company                 Shares Owned        Shares
---------------------------------------- -------------------------- ------------------- ----------------

Alpha Capital Aktiengesellschaft         Beneficial Owner           2,812,500           10.66% *
Pradafant 7
9490 Furnstentums
Vaduz, Lichtenstein

Andreas Cyppek                           Consultant and             2,325,000           9.13%
Auf der Brueck 24                        Beneficial Owner
51674 Gummersbach
Germany

UTEK Corporation                         Beneficial Owner           1,418,400           5.57%
202 Wheeler Street
Plant City, FL 33566

Thomas R. Coughlin, Jr.                  Officer and Director       270,000             1.06%
9202 S. Toledo Ave.
Tulsa, OK 74137

Officer  and  director  and  beneficial                             6,825,900           25.86%
owners, as a group (8 persons)



* The common shares owned includes 937,500 warrants, however, pursuant to the Warrant Agreement, no warrants may be exercised if said exercise would place Alpha Capital Aktiengesellschaft's beneficial ownership over 9.9% of the Company's outstanding shares of common stock.

                            DESCRIPTION OF SECURITIES

         Centrex is authorized to issue up to 45,000,000 shares of common stock, par value $0.001 per share, of which 25,453,000 shares were issued and outstanding prior to this offering. Centrex is also authorized to issue up to 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which there are no shares are outstanding. There is no present intent to issue any Preferred Stock.

         Voting Rights. Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election for the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting.

         Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends which and if declared by the Board of Directors. To date, Centrex has not paid cash dividends on its common stock. Holders of common stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Centrex intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Centrex's financial condition and such other factors as the Board of Directors may consider.

         Liquidation Rights. Upon any liquidation, dissolution or winding up of Centrex, holders of shares of common stock are entitled to receive pro rata all of the assets of Centrex available for distribution to shareholders after all liabilities are paid and distributions are made to the holders of Centrex's preferred stock.

         Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Centex.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons we have the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

Business Development

         The Company was incorporated under the laws of the state of Oklahoma on October 6, 1998. The Company has not been involved in bankruptcy, receivership or any similar proceeding. The Company is considered to be a development stage organization for accounting purposes. We presently do not have any products for sale and we do not generate revenue or have other resources to fund operations. As expressed by our auditors in their opinion on our financial statements, these conditions raise substantial doubt about our ability to continue as a going concern.

         E.coli Measurement Systems, Inc. Transaction
         On June 7, 1999, the Company completed a transaction with E.coli Measurement Systems, Inc., a Florida corporation ("EMSI"), whereby the Company issued 540,000 shares of its common stock in exchange for all the issued and outstanding common stock of EMSI. EMSI, which ceased to exist by reason of the merger, owned the exclusive worldwide license to the single-molecule detection technology for the detection of the deadly form of E.coli bacteria. The Company acquired the technology license by virtue of the transaction. -. For details about the accounting treatment of the transaction, see "Notes to Financial Statements."

         Safewater Technologies, Inc. Transaction
         Effective September 27, 1999, the Company completed an Agreement and Plan of Merger with Safe Water Technologies, Inc., a Florida corporation ("SWT"), whereby the Company issued 950,000 shares of its common stock for all the issued and outstanding common stock of SWT. SWT owned the exclusive worldwide license to a cryptosporidium detection technology. The majority shareholders of SWT, UTEK Corporation and the University of South Florida Research Foundation, received 684,000 and 190,000 shares of Centrex common stock, respectively. The remaining 76,000 shares of Centrex common stock was issued to a non-affiliated individual shareholders of SWT. For details about the accounting treatment of the transaction, see "Notes to Financial Statements." The Company's license to the cryptosporidium detection technology was terminated by the University of South Florida Research Foundation during September of 2002. The cryptosporidium detection license was not material to the Company's future business prospects.

Business of Company
         We are a development-stage company that is seeking to develop and commercialize a system to rapidly detect DNA of specific virus or bacteria. The technology upon which the system is based was invented at Los Alamos National Laboratory ("Los Alamos" or "LANL".) The technology is owned by the University of California (the "University"), which conducts research and development at LANL for the U.S. Department of Energy. We acquired the exclusive license to the technology in 1999 and entered into a development agreement with Los Alamos to make a prototype system to rapidly detect the deadly form of E.coli bacteria. Development of the prototype device to detect E.coli was not completed due to lack of funding. On February 26, 2002, our license to the single molecule detection technology was expanded to include all fields of use and the Company received a proposal from Los Alamos for a revised development agreement to include the rapid detection of potential biological pathogens. The organisms being considered for detection by the proposed device include all those named in the validated threat list published by the Defense Intelligence Agency, in addition to several other potential biowarfare agents.

         The Company executed the revised development agreement with the University and Los Alamos on November 13, 2002. The initial cost of the development agreement is $640,266, of which $142,280 was paid by the Company upon signing. The remaining balance is payable in monthly installments of $35,570. -. The Company is presently seeking the capital necessary to fund the monthly obligation pursuant to the revised development agreement. See "RISK FACTORS."

Principal Products and Services and Their Markets
         We plan to develop, manufacture and market a fully-integrated system that enables rapid detection of harmful pathogens by using DNA analysis. Our planned product is designed to be an easy-to-use system to analyze complex biological samples in disposable cartridges, and to rapidly and automatically perform the steps necessary for sophisticated molecular biological procedures. We are focusing our efforts on those applications where rapid DNA testing is particularly important, such as biothreat detection, food processing, and water supply markets. If the single molecule detection technology is commercialized, we believe that potential customers for our proposed device include commercial air carriers, the United States Postal Service, Federal office buildings, commercial office buildings, military, state and local government buildings, sports arenas, and shipping terminals, food processors and water treatment systems.

         Industry Background
Nucleic acids are molecules found inside cells. Nucleic acids, such as DNA and RNA, contain the unique blueprint, or genes, of each living creature. Advances in molecular biology have led to the development of techniques for reading the genome and for detecting the presence of a known DNA sequence. Today, the most widely used method for DNA analysis is first to amplify, or grow more of, the target DNA and subsequently to detect the DNA with the use of fluorescent dyes. The most common method of DNA amplification is polymerase chain reaction, or PCR.

         Limitations of Current Detection Methods
         Highly Skilled Technicians; Special Laboratory Required. Currently available methods require skilled scientists and technicians in a special laboratory setting, including, in many cases, separate rooms to prevent contamination of one sample by another.

         Large and Inflexible Equipment. Most currently available equipment is large and inflexible and is typically configured to accommodate only one assay, or test, procedure.


         Long Time to Result. Current sample preparation, amplification and detection technologies rely on manual or semi-automated processes that often require days to complete.


         Sensitivity Constraints. Existing technologies accept and process only very small sample volumes, forcing laboratory technicians to spend significant effort in concentrating larger samples in order to obtain the required level of sensitivity.


         Lack of Integration. We believe that current amplification and detection systems do not integrate sample preparation or the extraction, purification and concentration of DNA or RNA into their processes.


         In summary, DNA testing is currently a complicated, time-consuming process that requires expensive specialized equipment and highly-trained staff. We believe that DNA testing will only achieve its full market potential upon the development of advanced instruments and integrated processes that are both rapid and automated.

         The Centrex Solution
         We believe that the single molecule detection technology represents a significant improvement to existing DNA detection methods for the following reasons:

         No Amplification Is Necessary--Because the single molecule detection technology is able to detect the most minute levels of DNA, down to a single molecule, no amplification of the target DNA is necessary. This is a benefit not only in terms of time, but in terms of minimizing the likelihood of false positive/negative results that are common with conventional testing methods.

         Designed for Portability and Ease of Use. Our system is designed to be easy to use, enabling non-scientific personnel to conduct sophisticated DNA analysis. Our system is designed to be portable and to operate in a wide range of environments, such as airplanes, office buildings, factory or combat zone.

         Designed to Produce Rapid Results--Because no amplification is needed, results can be produced more rapidly than conventional testing methods.

         Modular and Flexible System Design--Our system is designed to run several different types of assays simultaneously. Our system is designed to be modular, enabling us to build products to meet the needs of a variety of potential markets.

Distribution Methods
If the single molecule detection technology is developed into a commercially viable product, the Company intends to develop its own sales, marketing and distribution capabilities internally and/or through business alliances with companies that already have established such capabilities. The Company has no experience in product manufacturing, product marketing, sales or distribution and it may not be successful in developing such capabilities. See "RISK FACTORS-Risks Related to Our Business."

Competitive Business Conditions
         We expect to encounter intense competition from vendors of PCR-based testing products, such as Cephid and Applied Biosystems. In order to compete against vendors of conventional products, we will need to demonstrate the advantages of our products over alternative well-established technologies and products. We will also need to demonstrate the potential economic value of our products relative to these conventional technologies and products.

         In many instances, our competitors have or will have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations. Moreover, competitors will have greater name recognition than we do, and may offer discounts as a competitive tactic. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with our technologies


Intellectual Property and Other Agreements

         Exclusive License Agreement with University of California
         On February 25, 2002, the Company and the University of California entered into a modified license agreement, whereby the Company was granted exclusive rights to the DNA-based single-molecule detection technology for all fields of use. The Company paid a modification fee of $15,000, which was recorded as an expense, and agreed to pay $10,000 within thirty (30) days of issuance of a patent. A copy of the license modification is incorporated herein by reference to Exhibit 10.9 of the Form 10-QSB for the quarter ended June 30, 2002, filed August 19, 2002.

         Pursuant to the modified license agreement, the University of California will receive a royalty equal to three and one half percent (3.5%) of net sales of products using the DNA-based microbial detection system, and any additions, extensions and improvements thereto; an annual license fee of $5,000 payable in advance on January 2 for each year the license agreement is in effect; and 50% of other payments, including sublicense issue and annual fees received from sublicense(s) in consideration for the licensed invention. The royalty obligation will cease after the expiration of the last patent that covers the licensed intellectual property. If a U.S. patent is not issued, then the Company intends to renegotiate its license agreement with the University of California.

         Patent Applications related to single molecule detection method
         The single molecule detection method is owned by the University of California, and in December of 1999, they filed a U.S. patent application. The initial ruling by the U.S. Patent & Trademark Office rejected the claims in the patent application, however, the University of California has filed an appeal. The appeals process is lengthy and there is no assurance that the appeal will be successful or that a U.S. patent will issue. The University of California has filed international patent applications for the single molecule detection method in Canada, Europe, and Japan. No international patents have been issued and there is no assurance that any will be issued. See "RISK FACTORS."

          Payable to University of California for E.coli detection sponsored research
         On June 1, 1999, the Company agreed to pay $410,000 pursuant to a Sponsored Research Agreement with the University of California for the development of a system for the rapid detection of the deadly form of E.coli bacteria based on the single molecule detection technology. The Company owed approximately $131,000 pursuant to the original agreement. On November13, 2002, the Company executed the revised development agreement which eliminated the $131,000 due pursuant to the original agreement.

          Payable to University of California pursuant to revised development agreement
         The revised development agreement obligates the Company to pay $640,226, of which $142,280 was paid upon execution of the agreement. The balance is payable in monthly installments of $35,570. According to the terms of the Modified License, the University of California may have the right to terminate the license if the Company is unable to pay the monthly development fees. See "RISK FACTORS."

Government Regulation
The Company is not presently aware of any government approval required before the Company's planned products can be sold in the United States, the Company's initial geographic market. There is no assurance the Company's planned product is not subject to government approval either now or in the future.

Number of Total Employees and Full-Time Employees
The Company employs its Chief Executive Officer and three individuals for accounting, financial reporting and administrative activities. None of the Company's employees are full-time. The Company intends to hire full-time personnel, including a Chief Executive Officer, if the Company is successful in raising the necessary capital.


                                PLAN OF OPERATION

(i)  Cash Requirements

         As of the date of this prospectus, the Company had approximately $250,000 in cash. We anticipate that we will need approximately $1,000,000 over the next twelve months and another $10,000,000 to $12,000,000 over the next three years to commercialize the technology. If we are successful in raising the capital, we may use it more rapidly than anticipated. We may seek to raise any necessary additional funds through the exercise of warrants, equity or debt financings, collaborative arrangements with corporate partners or other sources, which may be dilutive to existing stockholders or otherwise have a material effect on our current or future business prospects. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, we may have to relinquish economic and/or proprietary rights to our technology. If adequate funds are not available, we may be required to significantly reduce, refocus or cease our development efforts.

(ii) Product Development and Research Plan for the Next Twelve Months

         According to the revised development proposal from Los Alamos, the estimated time to final completion of a prototype detection system is approximately 18 months. The Company plans to seek a private engineering firm to build and test a commercial version of the product once the prototype has been completed at Los Alamos.

(iii) Expected Purchased or Sale of Plant and Significant Equipment

         None.

(iv) Expected Significant changes in number of employees

         None.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Centrex leases approximately 4,200 square feet of commercial office space from a related party on a month-to-month basis. The monthly rent for the office space is $6,300, of which the Company's share is approximately $1,600 per month. The office space is shared with other companies in which Centrex's officer and its employees may be officers, directors, employees or shareholders. In addition to office space, Centrex shares staff and other administrative expenses with these other companies. From time to time, Centrex and the other companies may borrow from and/or make cash advances to each other for the payment of rent and administrative expenses. As of September 30, 2002, Centrex's receivable from the other companies for rent and administrative expenses was $17,589.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         (a) Market information.

         The Company's common stock is traded over-the-counter under the trading symbol "CNEX". Trading in the Company's common stock began December 24, 2001. The high and low bid information was obtained from Townsend, Inc. The quotations may reflect inter-dealer prices, without mark-ups, mark-downs, or commissions and may not represent actual transactions:

                                                           High         Low
                                                      ---------- -----------

From December 24, 2001 to December 31, 2001.......        $1.75       $1.30
Quarter Ended March 31,  2002.....................        $1.30       $0.37
Quarter Ended June 30, 2002.......................        $0.66       $0.28
Period Ended September 30, 2002...................        $0.65       $0.20

         (b) Holders.

         As of November 21, 2002, there were 61 holders of record of our common stock.

         (c) Dividend Policy.

         We have not declared any dividends in the past and there is no present intent to declare dividends in the future.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


                                                                             Long Term Compensation
                                                                       ----------------------------------
                                          Annual Compensation                  Awards           Payouts
                                   ----------------------------------- ------------------------ ---------
                                                              Other                 Securities                  All
                                                             Annual     Restricted  Underlying                Other
          Name and                                           Compen-         Stock    Options/       LTIP    Compen-
      Principal Position     Year      Salary       Bonus    sation         Awards        SARs    Payouts    sation
  ------------------------- ------ -------------- --------- ---------- ----------- ------------ --------- ----------

  Dr. Thomas Coughlin,      2002    $75,000(1)        $-0-    $-0-        $-0-          0         $-0-      $-0-
  Jr., CEO

  Gifford Mabie, CEO (4)    2001    $100,000(2)       $-0-    $-0-        $-0-          0         $-0-      $-0-
                            2000    $100,000(3)       $-0-    $-0-        $-0-          0         $-0-      $-0-



(1) Represents salary accrued for the nine months ended September 30, 2002. As of the date of this prospectus, the Company has not paid this accrual.

(2) Represents salary accrued but not paid during 2001. As of the date of this prospectus, the Company has not paid this accrual.

(3) Represents salary accrued but not paid during 2000. As of the date of this prospectus, the Company has not paid this accrual. (4) Mr. Mabie was the Company's CEO during all of 2001. He resigned effective February 1, 2002.

                              FINANCIAL STATEMENTS

         See part F/S for financial statements

                              AVAILABLE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You can find Centrex's SEC filings on the SEC's web site, www.sec.gov.

         We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

         You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934

     1. Our Form 10-QSB for the period ended September 30, 2002 and filed with the SEC on November 14, 2002.

     2. Our Form 10-QSB for the period ended June 30, 2002 and filed with the SEC on August 19, 2002.

     3. Our Form 10-QSB for the period ended March 31, 2002 and filed with the SEC on May 15, 2002

     4. Our Annual Report on Form 10-KSB for the year ended December 31, 2001 and filed with the SEC on April 1, 2002.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

         If we file any document with the SEC that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

         We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Dr. Thomas R. Coughlin, Jr., President, Centrex, Inc., 9202 South Toledo Avenue, Tulsa, Oklahoma, 74137, telephone (918) 494-2880, if you wish to receive any of such material.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon by Kaufman & Associates, PLLC, 624 South Boston Avenue, 10th Floor, Tulsa, OK 74119.

                                     EXPERTS

         The balance sheet of Centrex as of December 31, 2001 and the statements of operations, shareholders' equity and cash flows for the period from inception (October 6, 1998) to December 31, 2001 and for the years ended December 31, 2001 and 2000, incorporated by reference in this prospectus, have been included herein in reliance on their report, which includes an explanatory paragraph on our ability to continue as a going concern, of Tullius Taylor Sartain & Sartain LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

         1. Our Form 10-QSB for the period ended September 30, 2002 and filed with the SEC on November 14, 2002. 2. Our Form 10-QSB for the period ended June 30, 2002 and filed with the SEC on August 19, 2002. 3. Our Form 10-QSB for the period ended March 31, 2002 and filed with the SEC on May 15, 2002 4. Our Annual Report on Form 10 KSB for the year ended December 31, 2001 and filed with the SEC on April 1, 2002.

                  All documents subsequently filed by Centrex pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Incorporated herein by reference to the Description of Securities included in our Form 10-SB, filed November 27, 2000, as amended.

Item 5.  Interests of Named Experts and Counsel.

         There are no experts having an interest in the shares offered hereby. Kaufman & Associates is acting as special counsel to Centrex in connection with the filing of this Registration Statement. Kaufman & Associates acts as legal counsel to Centrex on various matters for which they have received cash compensation, along with their out of pocket expenses.

Item 6.  Indemnification of Directors and Officers.

         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons we have the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

         We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 7.  Exemption from Registration.

         The transactions covered by this Registration Statement were not registered under the Securities Act of 1933, as amended, in reliance upon the exemptions from such registration pursuant to Section 4(2) and Regulation D. The Company reserves the right to rely upon any and all available exemptions.

Item 8.  Exhibits.

         Exhibit
             No.         Description of Exhibit
         -------      ----------------------------
          5.0         Opinion of Kaufman & Associates
         23.1         Consent of Kaufman & Associates (contained in Exhibit 5.0)
         23.2         Consent of Tullius Taylor Sartain & Sartain LLP

Item 9.  Undertakings.

         The registrant hereby covenants and undertakes, pursuant to SEC Rule 512, to:

         (a) Rule 415 offering.

          (I) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; and

          (II) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933; and

          (III) Reflect in the prospectus any facts or events arising after the effective date which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

          (IV) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement; and

          (V) That for purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (VI) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold which remain unsold at the termination of the offering; and

          (VII) Not applicable since the registrant is not a foreign issuer.

         (b) Rule 512 (b)

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Rule 512 (h).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 27, 2002.


                                  Centrex, Inc.

                                  By /s/ Thomas R. Coughlin, Jr.
                                  -------------------------------------
                                  Thomas R. Coughlin, Jr.
                                  President and Chief Executive Officer



                                    PART F/S
                          -----------------------------
                          INDEX TO FINANCIAL STATEMENTS


INTERIM FINANCIAL STATEMENTS
----------------------------
Balance Sheet at September 30, 2002 (Unaudited).....................................................    28

Statements of Operations For The Period From Inception (October 6, 1998) To September 30, 2002 And For
The Three Months And Nine Months Ended September 30, 2002 and 2001 (Unaudited)......................    29

Statements of Cash Flows For The Period From Inception (October 6, 1998) to September 30, 2002 And For
The Nine Months Ended September 30, 2002 and 2001 (Unaudited).......................................    30

Notes to the Financial Statements (Unaudited).......................................................    31



AUDITED FINANCIAL STATEMENTS
----------------------------
Independent Auditors' Report........................................................................    39

Balance Sheet At December 31, 2001..................................................................    40

Statements Of Operations From Inception (October 6, 1998) through December 31, 2001 And For
The Years Ended December 31, 2001 and 2000..........................................................    41

Statements Of Cash Flows From Inception (October 6, 1998) Through December 31, 2001 And For
The Years Ended December 31, 2001 and 2000..........................................................    42

Statements Of Shareholders' Equity From Inception
(October 6, 1998) Through December 31, 2001.........................................................    43

Notes To Financial Statements From Inception (October 6, 1998) Through December 31, 2001,
And For The Years Ended December 31, 2001 and 2000..................................................    44



                                  Centrex, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                         September 30, 2002 (Unaudited)

                                     ASSETS



Current Assets
Cash                                                                   $ 156
Prepaid Consulting Fees                                              199,778
Prepaid Legal Fees                                                    28,623
Related Party Receivables                                             17,589
                                                                 -----------
Total Current Assets                                                 246,146
                                                                 -----------

Other Assets
Other Assets                                                             434
Licensed Technology, Net                                               5,627
                                                                 -----------
Total Other Assets                                                     6,061
                                                                 -----------
TOTAL ASSETS                                                       $ 252,207

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Liabilities                            $ 84,435
Rent and Other Expenses Payable to Related Parties                     3,125
Payable to Tequesta Capital                                          240,300
Payable to University of California                                  130,500
Accrued Salaries                                                     700,000
Notes Payable to Shareholders and Related Parties                    274,406
Accrued Interest on Notes Payable
to Shareholders and Related Parties                                  116,752
                                                                 -----------
Total Current Liabilities                                          1,549,518
                                                                 -----------

Shareholders' Deficit
Preferred Stock, $0.001 par value, 5,000,000
shares authorized, no shares issued or outstanding                         -
Common Stock, $0.001 par value, 45,000,000
shares authorized, 17,428,000 shares issued
and outstanding                                                       17,428
Paid in Capital                                                    1,875,897
Deficit accumulated during the development stage                  (3,190,636)
                                                                 -----------
Total Shareholders' Deficit                                       (1,297,311)
                                                                 -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                        $ 252,207
                                                                 -----------


The accompanying notes are an integral part of the financial statements



                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Operations
        From Inception (October 6, 1998) Through September 30, 2002, and
           For The Nine Months Ended September 30, 2002 and 2001, and
       For the Three Months Ended September 30, 2002 and 2001 (Unaudited)


                                           From inception
                                         (October 6, 1998)    Nine Months Ended September 30,      Three Months Ended September 30,
                                                  through     -------------------------------      --------------------------------
                                       September 30, 2002             2002              2001               2002              2001
                                       ------------------      -----------        ----------        -----------         ----------

Revenue
Gain on early extinguishment of debt             $ 88,591         $ 88,591               $ -                $ -               $ -
                                       ------------------      -----------        ----------        -----------         ----------

Expenses
Research and development                          440,873           22,103            44,634              6,250             5,586
Write Off of Cryptosporidium Technology               950              950                 -                950                 -
General and administrative                      2,690,525        1,647,181           504,099            364,510           441,634
                                       ------------------      -----------        ----------        -----------         ----------
   Total operating expenses                     3,132,348        1,670,234           548,733            371,710           447,220
                                       ------------------      -----------        ----------        -----------         ----------
Operating loss                                 (3,043,757)      (1,581,643)         (548,733)          (371,710)         (447,220)

Interest expense                                  146,879           34,178            40,658             12,726            13,564
                                       ------------------      -----------        ----------        -----------         ----------
Net loss                                     $ (3,190,636)    $ (1,615,821)       $ (589,391)        $ (384,436)       $ (460,784)
                                       ------------------      -----------        ----------        -----------         ----------
Weighted average shares outstanding             9,809,376       16,642,535         9,363,223         17,043,692        11,695,165
                                       ------------------      -----------        ----------        -----------         ----------

Loss per share                                    $ (0.33)         $ (0.10)          $ (0.06)           $ (0.02)          $ (0.04)




The accompanying notes are an integral part of the financial statements


                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
        From Inception (October 6, 1998) Through September 30, 2002, and
        For The Nine Months Ended September 30, 2002 and 2001 (Unaudited)



                                                                   From inception
                                                                (October 6, 1998)
                                                                          through             Nine Months Ended
                                                               September 30, 2002  September 30, 2002    September 30, 2001
                                                               ------------------  ------------------    ------------------
Operating Activities
Net Loss                                                             $ (3,190,636)       $ (1,615,821)           $ (589,391)
Plus Non-Cash Charges to Earnings:
Amortization Expense                                                      411,479                 189                39,422
Services Contributed by Employees and Consultants                         375,125                   -               353,000
Common Stock issued for Services                                              975                   -                 3,350
Common Stock Issued to Non-Employees for Services                         264,800             238,800                     -
Compensation Cost for Non-Employee Options                                775,450             750,450               (52,000)
Gain on early extinguishment of debt                                      (88,591)            (88,591)                    -
Write off of Cryptosporidium Technology                                       950                 950                     -
Change in Working Capital Accounts:
Prepaid Expenses                                                         (228,401)           (228,401)                    -
Related Party Receivables                                                 (17,589)            (17,589)               (7,294)
Accounts Payable                                                           84,434              65,129                21,943
Interest Payable                                                          140,260              29,172                39,044
Accrued Salaries                                                          700,000             300,000               100,000
Payable to Tequesta Capital                                               240,300             240,300                     -
Payable to Sterling Capital                                                     -             (50,000)               20,000
Rent and Other Expenses Payable to Related Parties                         (3,189)            (18,024)               21,803
                                                               ------------------  ------------------    ------------------
Net cash used in operating activities                                    (534,633)           (393,436)              (50,123)
                                                               ------------------  ------------------    ------------------

Financing Activities
Sale of Common Stock for Cash to Third Parties                            423,460             342,000                75,000
Payment of common stock subscribed                                         50,000              50,000
Loans from Related Parties                                                403,848              27,000                 2,400
Repayment of Loans from Related Parties                                   (56,019)            (30,686)              (17,000)
                                                               ------------------  ------------------    ------------------
Net cash provided by financing activities                                 821,289             388,314                60,400
                                                               ------------------  ------------------    ------------------
Investing Activities
Purchase of Licensed Technology                                            (7,000)                  -                     -
Payments for Sponsored Research                                          (279,500)                  -               (10,000)
                                                               ------------------  ------------------    ------------------
Net cash used in investing opportunities                                 (286,500)                  -               (10,000)
                                                               ------------------  ------------------    ------------------
Change in Cash                                                                156              (5,122)                  277

Cash at Beginning of Period                                                     -               5,278                    47
                                                               ------------------  ------------------    ------------------
Cash at End of Period                                                       $ 156               $ 156                 $ 324
                                                               ------------------  ------------------    ------------------
Supplemental Disclosure of Cashflow Information
Cash Paid for Interest                                                    $ 1,582                 $ -                   $ -

Non-cash investing and financing activities
Common stock issued as payment of loans to related parties                $ 2,025                 $ -                   $ -




The accompanying notes are an integral part of the financial statements

                                  Centrex, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements
         From Inception (October 6, 1998) Through September 30, 2002 and For the Three Months and Nine Months Ended September 30, 2002 and 2001


Note 1--Organization and Summary of Significant Accounting Policies

Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, the information furnished reflects all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary in order to make the financial statements not misleading.

Organization and Nature of Operations
Centrex, Inc. ("Centrex" or "the Company") owns an exclusive worldwide license to develop, manufacture, and market products using a single molecule detection technology developed at Los Alamos National Laboratory. The detection system, originally in development to detect the deadly form of E.coli bacteria, is designed to be capable of detecting a variety of bacterial or viral organisms by recognizing the unique DNA fingerprint of the organism. The Company now plans to focus development efforts on the rapid detection of potential bioterrorism agents. The organisms being considered for detection by the prototype device include all those named in the validated threat list published by the Defense Intelligence Agency, in addition to several other potential biowarfare agents. Development of the proposed device is expected to continue under the terms of the revised development agreement after the Company executes this agreement with Los Alamos National Laboratory. The initial cost of the project is estimated at $640,266, of which $142,280 will be due upon signing and $35,570 will be due each month thereafter for fifteen months. The Company is presently seeking the capital necessary to execute the revised development agreement. See Note 2 "Uncertainties" and Note 11 "Subsequent Events."

Development Stage Operations
The Company was incorporated on October 6, 1998, under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital to develop products using its licensed technology.

Income Taxes
The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Compensation of Officers and Employees
Prior to April 1, 2001, the Company's officer, employees and certain consultants served without pay or other non-equity compensation. The fair value of these services was estimated by management and recorded as an expense with an offsetting entry to paid in capital. As a result, from inception to April 1, 2001, the Company recorded $375,125 for these services.

Effective April 1, 2001, the Company began accruing compensation pursuant to employment agreements. As of September 30, 2002, the Company owed its officer and employees $700,000 pursuant to the employment agreements. The Company has breached the employment agreements, and there is no assurance that the officer and employees subject to such agreements will continue to serve the Company without being paid. See Note 5, "Other Commitments and Contingencies."

Stock-based Compensation
The Company accounts for stock-based compensation arrangements for employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The
Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Consensus in Issue No. 96-18.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards
In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." The provisions of the Statement apply to all business combinations initiated after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting. This method requires the accounts of an acquired institution to be included with the acquirer's accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets acquired to be capitalized as goodwill. The Statement also requires that the assets of an acquired institution be recognized as assets apart from goodwill if they meet specific criteria presented in the Statement. The Statement ends the use of the pooling-of-interests method of accounting for business combinations, which required the restatement of all prior period information for the accounts of the acquired institution. The Company will account for all mergers and acquisitions initiated after June 30, 2001, using the purchase method.

In June 2001, the FASB issued SFAS No. 142, "Goodwill And Other Intangible Assets", and SFAS No. 143, "Accounting For Asset Retirement Obligations". SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets", and primarily addresses accounting for goodwill and intangible assets subsequent to acquisition. Under SFAS No. 142, goodwill and separately identified intangible assets with indefinite lives will no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Separately identified intangible assets not deemed to have indefinite lives will continue to be amortized over their useful lives. SFAS No. 142 applies to all goodwill and intangible assets acquired after June 30, 2001. For goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS No. 142 effective January 1, 2002. The Company adopted SFAS No. 142 on January 1, 2002, and after an evaluation of its effects determined that its intangible assets did have definite lives and therefore would continue to be amortized over their original lives (see Notes 4 and 5).

SFAS No. 143 requires that entities record as a liability obligations associated with the retirement of a tangible long-lived asset when such obligations are incurred, and capitalize the cost by increasing the carrying amount of the related long-lived asset. SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002, however, earlier application is encouraged. The Company, which adopted SFAS No. 143 on January 1, 2002, does not expect a material impact from the adoption of SFAS No. 143 on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting For The Impairment Or Disposal Of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of," and APB Opinion No. 30, "Reporting The Results Of Operations - Reporting The Effects Of Disposal Of A Segment Of A Business, And Extraordinary, Unusual And Infrequently Occurring Events And Transactions". SFAS No. 144 establishes an accounting model based on SFAS No. 121 for long-lived assets to be disposed of by sale, previously accounted for under APB Opinion No. 30. This Statement is effective for fiscal years beginning after December 15, 2001. The Company, which adopted SFAS No. 144 on January 1, 2002, does not expect a material impact from the adoption of SFAS No. 144 on its financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, SFAS No. 44 is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to other existing pronouncements. The provisions of SFAS No. 145 are generally applicable for fiscal years beginning or transactions occurring after May 15, 2002. Centrex, Inc. adopted SFAS No. 145 early in accordance with the transition rules.

In June 2002, the FASB voted in favor of issuing SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The Company will be required to adopt SFAS No, 146 for exit or disposal activities initiated after December 31, 2002. The Company does not expect a material impact from the adoption of SFAS No. 146 on its financial statements.

Note 2--Uncertainties

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the early stages of development and has not established sources of revenues sufficient to fund the development of business and pay operating expenses, resulting in a cumulative net loss of $3,190,636 for the period from inception (October 6, 1998) to September 30, 2002, and a net loss of $1,615,821 and $589,391 for the nine months ended September 30, 2002 and 2001, respectively. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Development of the proposed system for the rapid detection of biowarfare agents is expected to continue under the terms of the revised development agreement after the Company executes this agreement with Los Alamos National Laboratory. The cost of the project is estimated at $640,266, of which $142,280 will be due upon signing and $35,570 will be due each month thereafter for fifteen months. The Company is presently seeking the capital necessary to execute the revised development agreement. There is no assurance that the Company will be successful in raising sufficient capital to execute the revised agreement or to fund the monthly obligation thereafter. There is no assurance that the capital raised, if any, will not be dilutive to the Company's existing shareholders. See Note 10 "Subsequent Events."

Note 3--Other Assets

Other assets consisted primarily of the unamortized cost of the $7,000 license fee paid to the University of California on June 1, 1999, for the exclusive worldwide license to develop and market products developed using the single molecule detection technology, plus $540 in other costs. The $7,540 is being amortized over 17 years using the straight-line method. At September 30, 2002, accumulated amortization was $1,478.

Note 4--Commitments and Contingencies

Exclusive License Agreements with University of California
On February 25, 2002, the Company and the University of California entered into a modified license agreement, whereby the Company was granted exclusive rights to the DNA-based single-molecule detection technology for all fields of use. The Company paid a modification fee of $15,000, which was recorded as an expense, and agreed to pay $10,000 within thirty (30) days of issuance of a patent.

Pursuant to the modified license agreement, the University of California will receive a royalty equal to three and one half percent (3.5%) of net sales of products using the DNA-based microbial detection system, and any additions, extensions and improvements thereto; an annual license fee of $5,000 payable in advance on January 2 for each year the license agreement is in effect; and 50% of other payments, including sublicense issue and annual fees received from sublicense(s) in consideration for the licensed invention. The royalty obligation will expire after the expiration of the last to expire patent that covers the licensed intellectual property. If a U.S. patent is not issued, the Company intends to renegotiate with the University of California for a licensing term of at least 17 years, the normal life of U.S. Patent.

The modified license agreement with the University of California may be dependent upon the execution of the revised development agreement. If the Company is not successful in raising sufficient funds to execute the revised agreement, the University may be able to terminate the license. Termination of the license could have a material adverse affect on the Company's business prospects. There is also no assurance that even if the Company is successful is raising the funds necessary to execute the revised development agreement that Los Alamos will be able to undertake the project immediately or at all.

Patent Applications related to single molecule detection method The DNA-based single molecule detection method is patent-pending. The method is owned by the University of California, and in December of 1999, they filed a U.S. patent application. The Company has learned that an initial ruling by the U.S. Patent & Trademark Office rejected the claims in the patent application, however, we believe that the University of California, the patent owner, has filed an appeal. The appeals process is lengthy, and there is no assurance that the appeal will be successful or that a U.S. patent will be issued. The University of California has filed patent applications in Canada, Europe, and Japan. No patents have been issued, and there is no assurance that any will be issued.

Exclusive License Agreement with University of South Florida for Cryptosporidium Detection Technology

On September 20, 2002, the Company's license to the Cryptosporidium technology was terminated by the Licensor. As such, the Company wrote off the remaining unamortized portion of the technology asset, which was $778.

Payable to University of California for E.coli detection sponsored research On June 1, 1999, the Company agreed to pay $410,000 pursuant to a Sponsored Research Agreement with the University of California for the development of a system for the rapid detection of the deadly form of E.coli bacteria based on the single molecule detection technology. The Company is not in compliance with the Sponsored Research Agreement because there is a balance of $130,500 owed. The University has suspended product research and development efforts related to the E.coli detection system pending payment of the balance due. The Company has had verbal discussions with the University about the payments, but no written agreement to extend the payment terms has been formalized. According to the terms of the License, the University of California may have the right to terminate the license for non-payment of sponsored research fees, however, the Company has not received such notice.

Payments due pursuant to employment agreements
As of September 30, 2002, the Company owed its officer and its employees a total of $700,000 pursuant to employment agreements. The Company has breached the agreements, and there is no assurance that the Company's officer and its employees will continue to service without being paid. The loss of the services of the Company's officer and its employees could have a material adverse affect on the Company's continued operations.

Payable to Tequesta Capital
During the first quarter of 2002 the Company entered into an agreement with Tequesta Capital to provide certain investor relations services. In connection with the agreement, the Company recorded $40,000 in cash due as well as $200,300 as the value of common stock to be issued pursuant to the agreement. As of September 30, 2002, the Company disputes the amounts recorded as being owed to Tequesta because of their failure to perform the services as required. The Company intends to obtain a mutual release from Tequesta.

Termination of Agreement with Dutchess Advisors, Ltd.
On June 5, 2002, the Company entered into a non-exclusive agreement with Dutchess Investments to assist the Company with a private placement of Centrex's common stock. If Dutchess is successful in arranging such private placement, it shall receive a cash fee equal to a percentage of the total gross proceeds raised, ranging from 8% for the first $3 million to 2% for amounts over $10 million, payable at the time of each closing. Closing is subject to mutually agreed upon terms, conditions and definitive documentation.

On October 22, 2002, Centrex notified Dutchess Advisors, Ltd. that due to a lack of communication from Dutchess since the Private Placement Fee Agreement was signed on June 5, 2002, and since there has been no activity from them related to a possible private placement offering, the Company terminated the agreement (see Note 10).

Agreement with Crescent Fund, Inc.
On June 24, 2002, the Company entered into an agreement for a six month period with Crescent Fund, Inc. to provide institutional investor relations services and to assist the Company in its efforts to secure funding. If Crescent is successful in securing such funding, the Company agreed to pay them a success fee equal to 7% of the amount of the transaction.

Agreement with Montauk Financial Group
On August 26, 2002, the Company executed a one year agreement with Montauk Financial Group ("Montauk"). Pursuant to this agreement, Montauk will provide investment banking and other advisory services related to business and operations, and merger and acquisition candidates. Upon execution of the Agreement the Company was obligated to pay to Montauk $10,000 as a retainer and an advisory fee of $60,000. At September 30, 2002, these obligations were recorded as an accrued liability. Subsequent to September 30, 2002, the retainer was paid in cash and the advisory fee was paid with 150,000 shares of restricted common stock of the Company. Centrex agreed to issue 250,000 warrants exercisable on or before August 25, 2007 at an exercise price of $0.50 per share.

If Montauk Financial Group facilitates a merger, acquisition or sale transaction for Centrex, Inc., Montauk will be compensated in accordance with the following schedule; 5% of the first $2 Million; 4% of the following $2 Million; 3% of the following $2 Million; 2% of the following $2 Million, and 1% of the balance of the value of the transaction. If Montauk facilities an equity transaction, then Montauk will be paid a cash transaction fee in the amount of 10% of the amount raised, a 3% non- accountable expense allowance and placement agent warrants equal to 10% of the shares issued in an equity transaction at an exercise price no more favorable as given to the investors in such transaction.

Note 5--Common Stock and Paid in Capital

On July 16, 2002, the Company issued 100,000 shares of its common stock pursuant to the exercise of options by a consultant. The options were exercisable at $.30 per share. The Company received $30,000 in the transaction.


Note 6--Stock Options

Incentive Stock Option Plan
The Company's Incentive Stock Option Plan has 5,000,000 shares reserved for issuance. Stock options granted under the Plan expire ten years from the date of grant. As of September 30, 2002, there were no options outstanding pursuant to the Plan.

Non-Employee Stock Options
As of September 30, 2002, the Company had outstanding approximately 975,000 options outstanding for non-employees as follows:

On November 1, 2000, as consideration for the termination of his employment agreement, the Board granted Mr. James Puryear, the Company's former president, options to purchase up to 350,000 shares of common stock at an exercise price of $0.50 per share. The options expire September 30, 2010.

On July 27, 2001, Sterling International, Inc. ("Sterling") was granted options to purchase up to 1,342,500 shares of Centrex common stock at par value $0.001 per share in connection with their consulting agreement. Effective May 17, 2002, the Company entered into a settlement agreement with Sterling, whereby Sterling forfeited 967,500 options and whereby 125,000 of the options were vested. The Company recorded $80,000 of compensation cost related to the 125,000 options that vested during the second quarter of 2002. Compensation cost of $26,800 was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.001 per share; stock price of $0.64 per share (the closing price of the Company's common stock on the vesting date); risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 4.63 years; and estimated volatility of 185%. Sterling now has 375,000 options which are exercisable on or before December 31, 2006, of which 250,000 were vested during 2001.

On May 15, 2002, the Company granted certain consultants options to purchase up to a total of 350,000 shares of common stock pursuant to written consulting agreements. The options are exercisable at $0.30 per share on or before the expiration of one year from the date of the agreement. The Company recorded $12,906 of compensation cost and $90,344 in prepaid consulting expense related to the options granted. Compensation cost was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.30 per share; stock price of $0.46 per share (the closing price of the Company's common stock on the vesting date); risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 7.67 months; and estimated volatility of 185%. On July 16, 2002, a consultant exercised options to purchase 100,000 shares of the Company's common stock (see Note 5).

                                            Quarter Ended September 30, 2002
                                            -----------------------------------
                                                                Weighted Average
                                                                  Exercise Price
                                                     Shares
                                            ---------------- ------------------
    Non-Employees:
    Outstanding, June 30, 2002                   1,075,000               $0.29
    Granted                                            ---                 ---
    Exercised                                    (100,000)               $0.30
    Forfeited                                          ---                 ---
                                            ---------------- ------------------
    Outstanding, September 30, 2002                975,000              $0.29
                                            ---------------- ------------------
    Exercisable, September 30, 2002                975,000              $0.29
                                            ---------------- ------------------
    Weighted average fair value of
    options granted during period                      ---
                                            ----------------

Note 7- Related Party Transactions

Centrex leases approximately 4,200 square feet of commercial office space from a related party on a month-to-month basis. The monthly rent for the office space is $6,300, of which the Company's share is approximately $1,600 per month. The office space is shared with other companies in which Centrex's officer and its employees may be officers, directors, employees or shareholders. In addition to office space, Centrex shares staff and other administrative expenses with these other companies. From time to time, Centrex and the other companies may borrow from and/or make cash advances to each other for the payment of rent and administrative expenses. As of September 30, 2002, Centrex's receivable from the other companies for rent and administrative expenses was $17,589.

As of September 30, 2002, the Company owed $258,642 in principal and $100,425 in accrued interest to certain shareholders of the Company. The notes are presently in default and accrue interest at 16% per year.

During the first quarter of 2002, the Company entered into a mutual settlement agreement with one of the noteholders, which released the Company from its obligation to them. The principal amount of the note was $65,083 and accrued interest was $23,508. The Company recorded $88,591 as gain on early extinguishment of debt in accordance with SFAS No. 145 (see Note 1, New Accounting Standards).

On June 21, 2002, a motion for summary judgment was granted to Quasar Irrevocable Trust for $20,833 in principal, $10,725 in interest, and $2,099 in attorney's fees related to their petition filed November 19, 2001, demanding payment for outstanding loans due from Centrex. On September 16, 2002, Quasar Irrevocable Trust presented an order of garnishment and was paid $490 toward its summary judgment. The Company is still attempting to arrange payment of the judgment with shares of its common stock. There is not assurance that the Company will be successful in arranging such payment.

Other than Quasar Irrevocable Trust no other shareholder has made a demand for payment of the notes, however, there is no assurance that the other shareholders will not make a demand for payment.

During the first quarter of 2002, Centrex and its former investor relations firm settled a dispute after the Company became aware that the firm would no longer be able to fulfill its obligations under the agreement. In connection the original agreement, the firm was issued 1,000,000 shares of the Company's common stock. In connection with the settlement, the firm transferred 675,000 shares of common stock to other vendors rendering similar services for the Company. In connection with the transaction, the Company recorded $339,685 in expense and $69,985 as prepaid expense based on the fair market value of the common stock on the date of the transfers.

Note 8--Litigation

On January 25, 2002, Centrex, along with other plaintiffs, filed suit against the Company's former corporate counsel. The petition charges that former counsel took various actions, which were against the interests of the plaintiff, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs which constitutes negligence. The Company is seeking actual punitive and compensatory damages in excess of $10,000 each. On March 25, 2002, the defendant filed a counterclaim against the Company and the other plantiffs alleging, among other things, breach of contract, conversion and breach of fiduciary duty. Defendant is seeking actual exemplary and punitive damages in excess of $10,000 each plus cost of litigation. The Company believes that defendant's claims are without merit and intends to vigorously defend against the claims.

Note 9--Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For the nine months ended September 30, 2002, temporary differences consist of compensation recognized for issuance of options. The components of the Company's deferred income tax asset are as follows:

                                                           From inception
                                                (October 6, 1998) through
                                                       September 30, 2002
                                               --------------------------

Net operating loss carryforward                                  705,239
Temporary differences                                            218,035
Valuation allowance for deferred tax asset                     $(923,274)
                                               --------------------------

Net deferred tax asset                                              $---
                                               --------------------------


Note 10--Subsequent Event

On October 1, 2002, the Company entered into a consulting agreement and issued 500,000 shares of restricted common stock. The consultant will perform advisory services related to strategy, marketing, financing and merger and acquisitions.

On October 1, 2002, the Company entered into a consulting agreement and issued 2,300,000 shares of restricted common stock. The consultant will perform advisory services related to financing and corporate image, and will also perform investor relations services for the Company.

On October 7, 2002, the $60,000 advisory fee pursuant to the Montauk Agreement was paid with 150,000 shares of restricted common stock of the Company.
Centrex  also issue   250,000  warrants exercisable  on or before  August  25,
2007 at an  exercise  price of $0.50 per share.

On October 15, 2002, the Company entered into an agreement with Remington Financial Group, Inc. (RFG). Pursuant to this agreement, RFG will perform due diligence for the Company related to possible funding opportunities for the Company. For these services, Centrex paid $5,000 to RFG. Pursuant to the agreement, if RFG is successful in finalizing a loan for Centrex, Inc., then RFG shall receive an origination fee in an amount equal to 2.0% - 2.5% of the gross amount of the loan.

On October 18, 2002, the Company sold 200,000 shares of its restricted common stock to an accredited investor for $30,000.

On October 22, 2002, Centrex notified Dutchess Advisors, Ltd. that due to a lack of communication from Dutchess since the Private Placement Fee Agreement was signed on June 5, 2002, and since there has been no activity from them related to a possible private placement offering, the Company terminated the agreement.

Effective November 1, 2002, the Company entered into an agreement with an investor relations firm, whereby the Company agreed to issue up to 2,500,000 shares of restricted common stock for services.

Effective November 1, 2002, the Company entered into an agreement with an investor relations firm whereby options were granted to purchase up to 500,000 restricted shares of Company common stock at an exercise price of $0.40 per share on or before May 31, 2003 and up to 500,000 restricted shares of Company common stock at an exercise price of $0.60 per share on or before December 31, 2003.

On November 1, 2002, the Company sold 500,000 Units at $0.25 per Unit to an accredited investor. Each Unit consisted of one share of restricted common stock and one warrant to purchase an additional share of common stock on or before December 31, 2006 at an exercise price of $0.50 per share.

On November 13, 2002, the Company sold to an accredited investor 1,875,000 shares of the Company's restricted common stock and warrants to purchase up to 975,000 shares of common stock on or before November 12, 2007, at an exercise price of $0.42 per share, which was 120% of the closing price of the Company's common stock on the day before the Closing. The gross proceeds to the Company from the transaction was $375,000. In connection with this transaction the Company paid Montauk Financial Group, its financial advisor, a cash fee of $39,375 and issued them warrants to purchase up to 187,500 shares of Company common stock on or before November 12, 2007, at an exercise price of $0.42 per share, which was 120% of the closing price of the Company's common stock on the day before the Closing.

On November 13, 2002 the Company executed the revised development agreement with Los Alamos National Laboratory.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Centrex, Inc.

We have audited the accompanying balance sheet of Centrex, Inc., a Development Stage Company, as of December 31, 2001, and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 2001 and 2000, and for the period from inception (October 6, 1998) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centrex, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, and for the period from inception (October 6, 1998) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with insufficient revenues to fund development and operating expenses. The Company also has insufficient cash to fund obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plan concerning this matter is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Tullius Taylor Sartain & Sartain LLP
Tulsa, Oklahoma
February 8, 2002

                                  Centrex, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                                December 31, 2001

            ASSETS

                                                                    December 31,
                                                                            2001
                                                                    ------------
Current Assets
Cash                                                                    $ 5,278
                                                                    ------------
Total Current Assets                                                      5,278
                                                                    ------------
Other Assets
Other Assets                                                              1,264
Licensed Technology, Net                                                  5,936
                                                                    ------------
Total Other Assets                                                        7,200
                                                                    ------------

TOTAL ASSETS                                                           $ 12,478
                                                                    ============

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Accounts Payable                                                       $ 19,305
Rent and Other Expenses Payable to Related Parties                       14,835
Payable to University of California                                     130,500
Payable to Sterling International                                        50,000
Accrued Salaries                                                        400,000
Notes Payable to Shareholders and Related Parties                       349,490
Accrued Interest on Notes Payable to Shareholders and
   Related Parties                                                      111,088
                                                                     -----------
Total Current Liabilities                                             1,075,218

Shareholders' Deficit
Preferred Stock, $0.001 par value, 5,000,000 shares authorized,
No shares issued or outstanding                                               -
Common Stock, $0.001 par value, 45,000,000 shares authorized,
15,660,000 shares issued and outstanding                                 15,660
Common Stock Subscribed                                                 (50,000)
Paid in Capital                                                         546,415
Deficit accumulated during the development stage                     (1,574,815)
Total Shareholders' Deficit                                          (1,062,740)
                                                                     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                            $ 12,478
                                                                     ===========

The accompanying notes are an integral part of the financial statements.

                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Operations
         From Inception (October 6, 1998) Through December 31, 2001, and
                 For The Years Ended December 31, 2001 and 2000

                                                 From inception
                                               (October 6, 1998)
                                                        through          Year Ended          Year Ended
                                                   December 31,        December 31,        December 31,
                                                           2001                2001                2000
                                            ------------------------------------------------------------
Revenue                                                     $ -                 $ -                 $ -

Expenses
Research and development                                418,770              47,559             234,285
General and administrative                            1,043,344             830,463             115,956
                                            ------------------------------------------------------------
   Total operating expenses                           1,462,114             878,022             350,241
                                            ------------------------------------------------------------

Operating loss                                       (1,462,114)           (878,022)           (350,241)

Interest expense                                        112,701              54,814              45,525
                                            ------------------------------------------------------------

Net loss                                           $ (1,574,815)         $ (932,836)         $ (395,766)
                                            ------------------------------------------------------------

Weighted average shares outstanding                   8,231,159          10,347,890           7,950,000
                                            ------------------------------------------------------------

Loss per share                                          $ (0.19)            $ (0.09)            $ (0.05)
                                            ------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
         From Inception (October 6, 1998) Through December 31, 2001, and
                 For The Years Ended December 31, 2001 and 2000

                                                                   From inception
                                                                 (October 6, 1998)
                                                                          through      Year Ended        Year Ended
                                                                     December 31,    December 31,      December 31,
                                                                             2001            2001              2000
                                                                ----------------------------------------------------
Operating Activities
Net Loss                                                             $ (1,574,815)     $ (932,836)       $ (395,766)
Plus Non-Cash Charges to Earnings:
Amortization Expense                                                      411,290          39,547           234,817
Services Contributed by Employees and Consultants                         375,125         335,000            17,600
Common Stock issued for Services                                              975             975                 -
Common Stock Issued to Non-Employees for Services                          26,000          26,000                 -
Compensation Cost for Non-Employee Options                                 25,000         (52,000)           77,000
Change in Working Capital Accounts:
Accrued Salaries                                                          400,000         400,000                 -
Prepaid Expenses                                                                -               -             1,250
Accounts Payable                                                           19,305          11,149             8,100
Interest Payable                                                          111,088          53,201            45,525
Payable to Sterling International                                          50,000          50,000                 -
Rent and Other Expenses Payable to Related Parties                         14,835           7,480             3,824
                                                                ----------------------------------------------------
Net cash used in operating activities                                    (141,197)        (61,484)           (7,650)
                                                                ----------------------------------------------------


Financing Activities
Sale of Common Stock for Cash                                              81,460          75,000                 -
Loans from Related Parties                                                376,848           8,715           111,500
Payment of Loans from Related Parties                                     (25,333)        (17,000)                -
                                                                ----------------------------------------------------
Net cash provided by financing activities                                 432,975          66,715           111,500
                                                                ----------------------------------------------------

Investing Activities
Purchase of Licensed Technology                                            (7,000)              -                 -
Payments for Sponsored Research                                          (279,500)              -          (104,500)
                                                                ----------------------------------------------------
Net cash used in investing opportunities                                 (286,500)              -          (104,500)
                                                                ----------------------------------------------------

Change in Cash                                                              5,278           5,231              (650)
                                                                ----------------------------------------------------

Cash at Beginning of Period                                                     -              47               697
                                                                ----------------------------------------------------

Cash at End of Period                                                     $ 5,278         $ 5,278              $ 47
                                                                ----------------------------------------------------

Supplemental Disclosure of Cashflow Information
Cash Paid for Interest                                                    $ 1,582         $ 1,582               $ -
                                                                ----------------------------------------------------

Non-cash investing and financing activities
Common stock issued as payment of loans to related parties                $ 2,025         $ 2,025               $ -
                                                                ----------------------------------------------------


The accompanying notes are an integral part of the financial statements.

                                  Centrex, Inc.
                          (A Development Stage Company)

                       Statements of Shareholders' Equity
           From Inception (October 6, 1998) through December 31, 2001

                                                                                                              Deficit
                                                                                                          Accumulated
                                                                                    Common                 During the
                                                Preferred      Common       Par      Stock     Paid In    Development
                                                    Stock       Stock     Value    Subscr.     Capital          Stage          Total
                                                ------------------------------------------------------------------------------------

Balance at Inception (October 6, 1998)                $ -          $ -       $ -       $ -         $ -            $ -           $ -
Common Stock Issued to Founders                         -    6,100,000     6,100                      -             -         6,100
Contributed Capital by Founders                         -            -         -         -         125              -           125
Common Stock Issued for Cash to Third-Party             -      360,000       360         -           -              -           360
Common Stock Issued for E.Coli Merger                   -      540,000       540         -           -              -           540
Common Stock Issued for Safe Water Merger               -      950,000       950         -           -              -           950
Contribution of Services by Employees                   -            -         -         -      22,400              -        22,400
Net Loss Accumulated through December 31, 1999          -            -         -         -           -       (246,213)     (246,213)
                                                ------------------------------------------------------------------------------------

Balance at December 31, 1999                            -    7,950,000     7,950         -      22,525       (246,213)     (215,738)
Contribution of Services by Employees                   -            -         -         -      17,600              -        17,600
Compensation Cost for Non-Employee Options              -            -         -         -      77,000              -        77,000
Net loss for 2000                                       -            -         -         -           -       (395,766)     (395,766)
                                                ------------------------------------------------------------------------------------

Balance at December 31, 2000                            -    7,950,000     7,950         -     117,125       (641,979)     (516,904)
Common Stock Issued to Third Parties                    -      600,000       600         -      74,400              -        75,000
Common Stock Subscribed                                 -      500,000       500   (50,000)     49,500              -             -
Shares Issued to Employees and Consultants              -    3,350,000     3,350         -     331,650              -       335,000
Employees Exercise of Options                           -    3,000,000     3,000         -           -              -         3,000
Value of Common Stock Issued to Non-Employees           -      260,000       260         -      25,740              -        26,000
Compensation Cost for Non-Employee Options              -            -         -         -      25,000              -        25,000
Write-off of Comp. for Non-Employee Option              -            -         -         -     (77,000)             -       (77,000)
Net loss for 2001                                       -            -         -         -           -       (932,836)     (932,836)
                                                ------------------------------------------------------------------------------------

Balance at December 31, 2001                          $ -   15,660,000   $15,660  $(50,000)   $546,415    $(1,574,815)  $(1,062,740)
                                                ====================================================================================


The accompanying notes are an integral part of the financial statements.

                                  Centrex, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements
         From Inception (October 6, 1998) Through December 31, 2001 and For the Years Ended December 31, 2001 and 2000


Note 1--Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations
Centrex, Inc. ("Centrex" or "the Company") is a development stage company that owns the exclusive worldwide license to develop, manufacture, and market a system for detecting microbial contamination in food and water (the "E.coli detection system") and the exclusive worldwide license to market an on-line technique for detecting, classifying and counting microorganisms, such as cryptosporidium and giardia, in water (the "Cryptosporidium detection system"). The Company is funding development of the E.coli detection system at Los Alamos National Laboratories under the terms of an agreement with the University of California. Development of a viable commercial design and manufacturing process for the Cryptosporidium detection system still needs to be accomplished.

Development Stage Operations
The Company was incorporated on October 6, 1998, under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital and developing the E.coli detection system.

Income Taxes
The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Compensation of Officers and Employees
For the period from inception through March 31, 2001, the Company's officers and other employees served without pay or other non-equity compensation. Effective April 1, 2001, the Company began accruing compensation pursuant to employment agreements. For the year ended December 31, 2001 and 2000, and for the period from inception (October 6, 1998) to December 31, 2001, the Company recorded $600,000, $17,600 and $640,125, respectively, as compensation expense.

Stock-based Compensation
The Company accounts for stock-based compensation arrangements for employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The
Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards
The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" during the first quarter of 2001. Through December 31, 2001, the Company did not engage in hedging activities or transactions involving derivatives.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." The provisions of the Statement apply to all business combinations initiated after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting. This method requires the accounts of an acquired institution to be included with the acquirer's accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets acquired to be capitalized as goodwill. The Statement also requires that the assets of an acquired institution be recognized as assets apart from goodwill if they meet specific criteria presented in the Statement. The Statement ends the use of the pooling-of-interests method of accounting for business combinations, which required the restatement of all prior period information for the accounts of the acquired institution. The Company will account for all mergers and acquisitions initiated after June 30, 2001, using the purchase method.

In June 2001, the FASB issued SFAS No. 142, "Goodwill And Other Intangible Assets", and SFAS No. 143, "Accounting For Asset Retirement Obligations". SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets", and primarily addresses accounting for goodwill and intangible assets subsequent to acquisition. Under SFAS No. 142, goodwill and separately identified intangible assets with indefinite lives will no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Separately identified intangible assets not deemed to have indefinite lives will continue to be amortized over their useful lives. SFAS No. 142 applies to all goodwill and intangible assets acquired after June 30, 2001. For goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS No. 142 effective January 1, 2002. The Company is currently evaluating the impact of SFAS No. 142 on its financial statements.

SFAS No. 143 requires that entities record as a liability obligations associated with the retirement of a tangible long-lived asset when such obligations are incurred, and capitalize the cost by increasing the carrying amount of the related long-lived asset. SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002, however, earlier application is encouraged. The Company, which will adopt SFAS No. 143 on January 1, 2002, does not expect a material impact from the adoption of SFAS No. 143 on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting For The Impairment Or Disposal Of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of, and APB Opinion No. 30, "Reporting The Results Of Operations - Reporting The Effects Of Disposal Of A Segment Of A Business, And Extraordinary, Unusual And Infrequently Occurring Events And Transactions". SFAS No. 144 establishes an accounting model based on SFAS No. 121 for long-lived assets to be disposed of by sale, previously accounted for under APB Opinion No. 30. This Statement is effective for fiscal years beginning after December 15, 2001. The Company, which will adopt SFAS No. 144 on January 1, 2002, does not expect a material impact from the adoption of SFAS No. 144 on its financial statements.

Note 2--Uncertainties

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the early stages of development and has not established sources of revenues sufficient to fund the development of business and pay operating expenses, resulting in a cumulative net loss of $1,574,815 for the period from inception (October 6, 1998) to December 31, 2001, and a net loss of $932,836 and $395,766 for the years ended December 31, 2001 and 2000, respectively. Management intends to provide the necessary development and operating capital through sales of its common stock and its products, if successfully developed. At December 31, 2001, the Company was unable to pay its obligation to the University. The University has suspended product research and development until the obligation is paid. Though no formal approval by the EPA is required before the Company's products, if successfully developed, can be sold in the U.S., the Company hopes to enhance the marketability of its products by obtaining an endorsement, as a viable E.coli detection method, by the EPA. To obtain such endorsement the Company will have to prove efficacy to the Agency's satisfaction in one or more demonstration projects. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to complete the development of its products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On November 19, 2001, in the district court of Tulsa County, Quasar Irrevocable Trust filed a petition against the Company demanding payment for outstanding loans due from Centrex, Inc. At December 31, 2001, these loans totaled $21,883 with accrued interest in the amount of $8,404 and are included as current liabilities in the accompanying balance sheet. The Company is working to resolve this dispute and believes that the outcome will not have a material effect on the financial statements of the Company.

Note 3--E.coli Measurement Systems, Inc. Merger

On June 7, 1999, the Company completed an Agreement and Plan of Merger with E.coli Measurement Systems, Inc., a Florida corporation ("EMSI"), whereby the Company issued 540,000 shares of its common stock for all the issued and outstanding common stock of EMSI to UTEK Corporation ("UTEK"), the sole shareholder of EMSI. EMSI ceased to exist by reason of the merger, and the assets and liabilities of EMSI became assets and liabilities of Centrex. The assets of EMSI were an exclusive license agreement and a sponsored research agreement, each with the University of California ("the University"), to develop and market a system to detect microbial contamination in food and water. The University conducts research and development at Los Alamos National Laboratory ("LANL") for the U.S. Department of Energy. The liabilities of EMSI were to pay the University $7,000 for the exclusive license and $410,000 over a 21 month period to develop the detection system. Centrex paid the license fee in full on June 1, 1999. As of December 31, 2001, the Company has paid $279,500 of the $410,000 Sponsored Research obligation.

The EMSI merger was accounted for as a purchase. The purchase price of $540 was based on the number of shares issued at par value of $0.001 per share. Par value per share was used to value the purchase because all previous share issuances, consisting solely of issuances to founders, were based on par value, and there was no public market for the Company's stock. EMSI had only recently been formed for the purpose of entering into the License and Sponsored Research Agreements. The values assigned to the License and Sponsored Research Agreements of $7,000 and $410,000, respectively, were based on EMSI's cost. Since EMSI had no operations prior to entering into the License and Sponsored Research Agreements with the University and since EMSI ceased to exist by reason of the Merger, no pro forma financial information is presented.

The $540 value of the common stock issued in the EMSI Merger is included on the Company's balance sheet as Licensed Technology and is being amortized over 17 years, which is coincident with the life of the exclusive license.

Note 4--Safe Water Technologies, Inc. Merger

Effective September 27, 1999, the Company completed an Agreement and Plan of Merger with Safe Water Technologies, Inc., a Florida corporation ("SWT"), whereby the Company agreed to issue 950,000 shares of its common stock for all the issued and outstanding common stock of SWT. The majority shareholders of SWT, UTEK Corporation and the University of South Florida Research Foundation, received 684,000 and 190,000 shares of Centrex common stock, respectively. The remaining 76,000 shares of Centrex common stock was issued to a non-affiliated individual shareholders of SWT. As of December 31, 2001, UTEK Corporation owned 1,584,000 shares, or 10%, of the common stock of Centrex.

The SWT merger was accounted for as a purchase. The purchase price of $950 was based on the number of shares issued at par value of $0.001 per share. Par value per share was used to value the purchase because all previous share issuances were based on par value, and there was no public market for the Company's stock. SWT had only recently been formed for the purpose of entering into the License Agreement. The value assigned to the License Agreement of $950 was based on SWT's cost. Since SWT had no operations prior to entering into the License Agreement with the University of South Florida, no pro forma financial information is presented.

The $950 value of the common stock issued in the SWT Merger is included on the Company's balance sheet as Licensed Technology and is being amortized over 17 years, which is coincident with the life of the exclusive license.

Note 5--Licensed Technologies

On June 1, 1999, the Company paid $7,000 in cash to the University of California for the exclusive worldwide license to develop and market the E.coli detection system. The exclusive license is being amortized over 17 years using the straight-line method. At December 31, 2001, accumulated amortization was $1,064.

The cost of the exclusive worldwide license to market the Cryptosporidium detection system is being amortized over 17 years using the straight-line method. At December 31, 2001, accumulated amortization was $144.

Note 6--Sponsored Research Agreement

As of December 31, 2001, the Company has paid $279,500 of its $410,000 obligation to the University under the terms of a Sponsored Research Agreement. The University is conducting its research at LANL. The Sponsored Research Agreement specifies that scientists at LANL will develop a prototype detection system during the 21-month contract period. The Sponsored Research Agreement was amortized over 21 months using the straight-line method, with amortization cost recorded as research and development expense. Amortization for the years ended December 31, 2001 and 2000, totals $39,048 and $234,286, respectively. At December 31, 2001, the asset was fully amortized.

Note 7--Payable to University of California

On June 1, 1999, the Company agreed to pay for the $410,000 Sponsored Research Agreement with the University of California over a period of 21 months. As of December 31, 2001, the Company owed the University $130,500. The Company is not in compliance with the Sponsored Research Agreement because its payments to the University are not current. The Company has had verbal discussions with the University about the payments, but no written agreement to extend the payment terms has been signed. According to the terms of the License, the University of California has the right to terminate the license for non-payment of the Sponsored Research Agreement however, the Company has not received such notice.

Note 8- Related Party Transactions

The Company's officers, directors and employees may also be officers, directors and employees of other companies. The Company shares staff, office space and other administrative expenses with these other companies and from time to time borrows from and makes cash advances to the other companies. The existence of the common control and transactions with the related companies could result in operating results or financial position of the Company being significantly different from that if the Company were autonomous.

Since inception, the Company's activities have been funded mainly by loans from its shareholders. At December 31, 2001, the following amounts were payable:

         Rent and Other Expenses Payable to Related Parties     $   14,835
         Notes Payable to Shareholders and Related Parties         349,490
         Accrued Interest- Notes Payable to Shareholders           111,088

Rent and Other Expenses Payable to Related Parties
Centrex's executive office is leased from the Oklahoma National Bank, a non-affiliated company, under the terms of a lease agreement that expires May 31, 2002. The office is shared with other companies in which Centrex's sole officer and director and its employees may be officers, directors and/or employees. Centrex's share of the $3,000 per month lease payment is approximately $600 per month.

Notes Payable to Shareholders
During the year ended December 31, 2001, the Company repaid $17,000 and accrued interest of $1,582 to Gifford Mabie, the Company's sole officer and director. The following table provides details about the notes payable to shareholders at December 31, 2001. Each note is an unsecured obligation of the Company:

                                                                                         Principal           Accrued
                                                                            Default        Balance          Interest
                                   Date of   Principal Interest             Interest    Payable at           Payable
              Payee                 Note      Amount      Rate    Due Date     Rate       12/31/01       at 12/31/01
              -----                 ----      ------      ----    --------     ----       --------       -----------
Investor  Relations Corp (a)      04/12/99       $7,000   12%     04/12/00     16%          $7,000*           $2,532
Quasar Trust (b)                  06/01/99      $20,834   12%     12/31/99     16%         $20,833*           $8,135
Rhonda Vincent (c)                06/01/99      $20,834   12%     12/31/99     16%         $20,434*           $8,131
Vicki Pippin (c)                  06/01/99      $20,833   12%     12/31/99     16%         $20,458*           $8,131
Thomas Coughlin (c)               06/01/99      $20,833   12%     12/31/99     16%         $20,434*           $8,131
Morgan-Phillips, Inc.(d)          06/01/99      $20,833   12%     12/31/99     16%         $20,833*           $8,135
Mabie Childrens' Trust (e)        06/01/99      $20,833   12%     12/31/99     16%         $20,833*           $8,135
Gifford Mabie (f)                 08/24/99      $52,500   12%     08/24/00     16%         $51,650*          $17,679
Investor Relations Corp.          11/12/99      $19,550   12%     11/12/00     16%         $19,550*           $5,900
Morgan-Phillips, Inc.             12/07/99      $35,069   12%     12/07/00     16%         $35,069*          $10,200
Morgan-Phillips, Inc.             12/23/99       $9,181   12%     12/23/00     16%          $9,181*           $2,606
Investor Relations Corporation    02/23/00      $17,000   12%     02/23/01     16%         $17,000*           $4,363
Rhonda Vincent                    02/23/00      $36,450   12%     02/23/01     16%         $36,450*           $9,355
Quasar Trust                      02/23/00       $1,050   12%     02/23/01     16%          $1,050*             $270
Rhonda Vincent                    03/15/00       $5,000   12%     02/23/01     16%          $5,000*           $1,238
Vicki Pippin                      05/01/00      $17,500   12%     05/01/01     16%         $17,500*           $3,972
Vicki Pippin                      05/08/00      $17,500   12%     05/08/01     16%         $17,500*           $3,918
Investor Relations Corporation    02/08/01       $2,400   12%     02/08/02     16%          $2,400              $257
                                                                                      -------------  ----------------
                                                                                          $343,175          $111,088
                                                                                      -------------  ----------------

* These notes are in default because payment was not made by the due date. The total principal balance in default at December 31, 2001, was $340,775. This balance now accrues interest at 16% annually.

(a) Investor Relations Corporation is an Oklahoma corporation owned by Rhonda Vincent, a shareholder and employee of Centrex.

(b) Quasar Trust is an irrevocable trust established for the benefit of the children of Frederick K. Slicker, a shareholder and former employee of Centrex. The trustee of the Quasar Trust is James Sage.

(c)  Employee of Centrex as of December 31, 2001.

(d) Morgan-Phillips, Inc. is a privately-held Oklahoma corporation. The president of Morgan-Phillips, Inc. is Bonnie Porterfield. There is no common ownership or common directors, officers or employees between Centrex and Morgan-Phillips, Inc.

(e) Mabie Childrens' Trust is an irrevocable trust established for the benefit of the children of Gifford and Sheryl Mabie. The trustee of the Mabie Childrens' Trust is Kay Bridger-Riley.

(f) Mr. Mabie was the sole officer and director of Centrex through January 31, 2002.

Note 9--Commitments and Contingencies

Consulting Agreement with Sterling International, Inc.
On July 27, 2001, the Company entered into a one year consulting agreement with Sterling International, Inc. The agreement calls for Sterling to coordinate product development, conduct market research, develop manufacturing and distribution alliances, build pricing structure, conduct promotional activities and, if the product is ready to be sold, to develop and manage operating budgets, coordinate product delivery and customer service. The Company agreed to pay Sterling a fee of $25,000 upon signing the agreement, and a management fee of $10,000 per month commencing August 1, 2001, and continuing through the term of the agreement. The Company also agreed to reimburse Sterling for all reasonable out of pocket business expenses. In connection with the consulting agreement, Sterling was granted options to purchase up to 1,342,500 shares of Centrex common stock at par value $0.001 per share. The options become vested in stages upon the achievement of certain performance milestones. The performance milestones and the compensation cost recorded by the Company in connection with the option grant are described in Note 11 of the notes to financial statements.

Future Royalty Obligations Under Exclusive License Agreements

         E.coli detection system
         The Company agreed to pay the University of California a royalty equal to three and one half percent (3.5%) of net sales of products using the E.coli detection system, and any additions, extensions and improvements thereto; an annual license fee of $2,500 payable in advance on January 2 for each year the license agreement is in effect; and 50% of other payments, including sublicense issue and annual fees received from sublicensee(s) in consideration for the licensed invention. The royalty obligation will expire after the expiration of the last to expire patent that covers the licensed intellectual property. If a U.S. patent is not issued, the Company intends to renegotiate with the University of California for a licensing term of at least 17 years, the normal life of U.S. patent.

         Cryptosporidium detection system
         The Company agreed to pay the University of South Florida Research Foundation a royalty equal to two percent (2%) of revenue resulting from sales of products using the Cryptosporidium detection system. The royalty obligation will expire after the expiration of the last to expire patent that covers the licensed intellectual property.

Status of U.S. and Foreign Patent Protection

         E.coli detection system-Patent Pending

         The E.coli detection system method is patent-pending. The E.coli detection method is owned by the University of California, and on December 18, 1998, they filed a provisional patent application. No patent has yet been issued and there is no assurance that one will be issued. The U.S. patent application covering the E.coli detection method does not extend to foreign countries. The Company does not presently have any foreign patent protection, and to the best of the Company's knowledge, no foreign patent applications have been submitted.

         E.coli detection system- Proprietary Formula

         The quantities of the biochemical reagents used in the E.coli detection system are based on proprietary formulas. To date, the Company has not taken any steps to protect the proprietary formulas. Doing so may force the Company to disclose the formulas publicly. There is no assurance that protection of the formulas will be sought or that any protection will be available.

         Cryptosporidium detection system- Patent

         The University of South Florida owns the U.S. patent for the Cryptosporidium detection method. The patent was published April 1, 1997. The U.S. patent application covering the Cryptosporidium detection method does not extend to foreign countries. The Company does not presently have any foreign patent protection and to the best of the Company's knowledge, no foreign patent applications have been submitted.

         Cryptosporidium detection system- Proprietary Computer Algorithm

         The Cryptosporidium detection system uses a proprietary computer algorithm to analyze and quantify the amount of cryptosporidium in a water sample. To date, the Company has not taken any steps to protect the computer algorithm. There is no assurance that protection of the computer algorithm will be sought or that any protection will be available.


Rent Expense
The Company's executive office is leased from a third party under the terms of a lease agreement that expires May 31, 2002. The office is shared with other companies in which Centrex's sole officer and director and employees may be officers, directors and/or employees. For the years ended December 31, 2001 and 2000, the Company recorded $7,942 and $3,568 respectively, for rent expense. The minimum annual lease payments pursuant to the lease agreement and the Company's estimated share are scheduled as follows:

        For the Periods Ended     Minimum Annual Lease   Company's Estimated
                  December 31                 Payments                 Share
  ---------------------------- ------------------------ ---------------------
             2002                              $10,305               $ 2,061

Note 10--Common Stock and Paid in Capital

Common Stock Transactions

On October 6, 1998, the Company issued 6,100,000 shares of its common stock at par value, $0.001 per share, to nine purchasers for $6,100 in subscriptions. During 1999, the subscriptions were paid in full in cash.

On June 7, 1999, the Company issued 540,000 shares of common stock at par value, $0.001 per share, to UTEK, the sole shareholder of EMSI, in exchange for 100% of the outstanding common stock of EMSI. As a result of the transaction, Centrex acquired the exclusive worldwide rights to the E.coli detection technology (See
Note 3 "E.coli Measurement Systems, Inc. Merger" for details).

On June 18, 1999, the Company sold 315,000 shares and 45,000 shares of its common stock at par value, $0.001 per share, to UTEK Corporation and to Dr. Clifford Gross, then president of UTEK, for $360 in cash.

On September 17, 1999, the Company issued 950,000 shares of its common stock at par value, $0.001 per share, to the three shareholders of SWT in exchange for 100% of the outstanding common stock of SWT. As a result of the transaction, the Company acquired the exclusive worldwide rights to the cryptosporidium detection technology (See Note 4 "Safewater Technologies, Inc. Merger" for more details.) The three shareholders of SWT were UTEK, University of South Florida and Flo Hassell, an individual. They received 684,000 shares, 190,000 shares and 76,000 shares of the Company's common stock, respectively.

On November 1, 1999, the Board granted options to purchase up to 1,000,000 shares of Centrex common stock at an exercise price of $0.50 per share to James Puryear, then president of the Company. The options were for ten years, subject to Mr. Puryear's continued employment with the Company. The exercise price was determined by the Board. No compensation cost was recorded because Mr. Puryear was an employee. Effective November 1, 2000, Mr. Puryear resigned, and his 500,000 vested options were forfeited. As consideration for the termination of his employment agreement, the Board granted him an option to purchase up to 350,000 shares of common stock at an exercise price of $0.50 per share for a period of ten years. The Company recorded compensation cost of $0 in connection with the option grant. See Note
11. "Stock Options."

On May 17, 2001, the Company sold 1,000,000 shares of its common stock at $0.10 per share to an accredited non-affiliated shareholder for $50,000 in cash and a secured promissory note for $50,000 due on or before January 3, 2002. The promissory note bears interest at a rate of 8% per year until the note is due and at a rate of 12% per year after January 3, 2002. The note is secured by 500,000 shares of common stock of the Company.

On July 19, 2001, the Company issued 3,350,000 shares of its common stock valued at $0.10 per share to employees and consultants pursuant to an S-8 registration statement. The Company recorded compensation cost of $335,000. The fair value of $0.10 per share was based on previous share issuances to third party investors.

On July 27, 2001, in connection with the Sterling International, Inc. consulting agreement, Sterling was granted options to purchase up to 1,342,500 shares of Centrex common stock valued at $0.10 per share. The options become vested in stages upon the achievement of certain performance milestones. The performance milestones and the compensation cost recorded by the Company in connection with the option grant are described in detail in Note 11.

On August 8, 2001, the Company sold 100,000 shares of its common stock to an accredited investor for $25,000 in cash.

On October 15, 2001, the Company issued 260,000 shares of its common stock to a consultant as payment for services valued at $26,000. The shares were valued using $0.10, which is the price used for similar transactions.

On December 11, 2001, the employees of Centrex, Inc. exercised options for 3,000,000 shares of the Company's common stock. The exercise price was par value of $0.001 per shares in accordance with Employee Stock Option Agreements. The option exercise price was paid by cancellation of a portion of outstanding loans owed to the individual employees by Centrex, Inc.

Description of Capital Stock

Centrex is authorized to issue 45,000,000 Shares of common stock, par value $0.001 per share, of which 15,660,000 shares were outstanding as of December 31, 2001. Centrex is also authorized to issue 5,000,000 Shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

Voting Rights. Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shares eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting.

Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Centrex has not paid cash dividends on its common stock. Holders of common stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Centrex intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Centrex's financial condition and such other factors as the Board of Directors may consider.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Centrex, holders of shares of common stock are entitled to receive pro rata all of the assets of Centrex available for distribution to shareholders after liabilities are paid and distributions are made to the holders of Centrex's Preferred Stock.

Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Centrex.

Note 11--Stock Options

On November 1, 1998, the Board of Directors and shareholders approved the adoption of the Centrex Inc. 1998 Incentive Stock Option Plan (the "Plan"), pursuant to which 3,000,000 shares of common stock were reserved. Stock options granted under the Plan expire ten years from the date of grant. As of December 31, 2001, no options were outstanding.

Options Granted to Non-Employees
As consideration for the termination of his employment agreement (see Note 10), the Board granted Mr. Puryear options to purchase up to 350,000 shares of common stock at an exercise price of $0.50 per share. The options expire September 30, 2010. The exercise price was greater than the fair value of the Company's common stock, as determined by the Board, on the date of grant. The Company recorded $0 as compensation cost related to the option grant. Compensation cost was based on an estimated fair value of $0.001 per share. The estimated fair value was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.50 per share; stock price of $0.001 per share; risk-free interest rate of 6.0%; expected dividend yield of 0.0; expected life of ten years; and estimated volatility of 0.0.

On July 27, 2001, in connection with the Sterling International, Inc. consulting agreement, Sterling was granted options to purchase up to 1,342,500 shares of Centrex common stock at par value $0.001 per share. The options become vested in stages upon the achievement of performance milestones as follows: 1)Upon execution of the consulting agreement, 250,000 options vested, 2) Upon acceptance by the Board of Directors of a marketing plan, 250,000 options will vest, 3) Upon production of a product for commercial use, 250,000 options will vest, 4) If more than $1,000,000 in product sales are achieved, 250,000 options will vest, and 5) Upon the first quarter of profitable operations, 342,500 options will vest. Compensation cost will be recorded when the options vest. On July 27, 2001, the Company recorded $25,000 in compensation cost in connection with the 250,000 options that vested upon signing of the consulting agreement. Compensation cost was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.001 per share; stock price of $0.10 per share; risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 5 years; and estimated volatility of 0.0%. The stock price was based on previous share issuances to third party investors.


                                                                        Year Ended December 31, 2001
                                                                    -------------------------------------
                                                                                        Weighted Average
                                                                                          Exercise Price
                                                                              Shares
                                                                    ----------------- -------------------
         Non-Employees
         Outstanding, December 31, 2000                                     350,000                $0.50
         Granted to Sterling International                                1,342,500               $0.001
         Exercised                                                              ---                  ---
         Forfeited                                                              ---                  ---
                                                                    -----------------
                                                                    -----------------
         Outstanding, December 31, 2001                                   1,692,500               $0.10
                                                                    -----------------
                                                                    -----------------
         Exercisable, December 31, 2001                                     600,000               $0.29
                                                                    -----------------
                                                                    -----------------
         Weighted  average  fair value of
         options  granted  during period                                      $0.10
                                                                    -----------------

The following table summarizes information about stock options outstanding at December 31, 2001:


NON-EMPLOYEES:
                                          Options Outstanding                  Options Exercisable
                                ------------------------------------------ ------------------------------
                                                    Weighted
                                                     Average     Weighted                       Weighted
                                       Number      Remaining      Average         Number         Average
         Range of exercise        Outstanding    Contractual     Exercise    Exercisable  Exercise Price
         prices                   at 12/31/01           Life        Price    at 12/31/01
         ---------------------- -------------- -------------- ------------ -------------- ---------------

         $0.001-$0.50              1,692,500            5.58       $0.10        600,000           $0.29

Note 12--Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For the year ended December 31, 2001, temporary differences consist of compensation recognized for issuance of options. The components of the Company's deferred income tax asset are as follows:

                                                                  From inception
                                                               (October 6, 1998)
                                                      through December 31, 2001
                                                      --------------------------

       Net operating loss carryforward                                 $254,345
       Temporary differences                                              8,752
       Valuation allowance for deferred tax asset                     $(263,097)
                                                      --------------------------

       Net deferred tax asset                                              $---
                                                      --------------------------


Note 13--Subsequent Events

On January 25, 2002, Centrex, along with other plaintiffs, filed suit against the Company's former corporate counsel. The petition charges that former counsel took various actions, which were against the interests of the plaintiff, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs which constitutes negligence. The Company is seeking actual, punitive and compensatory damages in excess of $10,000 each. On March 25, 2002, the defendant filed an answer and counterclaim against the Company and the other plaintiffs alleging, among other things, breach of contract, breach of fiduciary duty, tortious interference and conversion. The Company believes that the defendant's claims are without merit and intends to vigorously defend against such claims.

On February 1, 2002, as reported in the Company's filing on Form 8-K, Gifford Mabie resigned as the Company's sole officer and director. Dr. Thomas Coughlin, Jr. was appointed as the new sole officer and director.